UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veracyte, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
(650) 243-6300
April 26, 2022
Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Veracyte, Inc. that will be held virtually on Wednesday, June 15, 2022, at 10:00 a.m., Pacific Time. The virtual Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/VCYT2022, where you will be able to listen to the meeting live, submit questions and vote online. We believe that a virtual stockholder meeting provides greater access to those who may want to attend, and therefore we have chosen this over an in-person meeting. This approach also lowers costs, enables greater participation and is better for the environment.

The matters to be acted upon are described in the accompanying Notice of Annual Meeting and Proxy Statement.

After reading the Proxy Statement, please vote promptly to ensure that your shares will be represented. Whether or not you plan to attend the meeting, please vote by telephone or the internet, or sign and return a proxy card to ensure your representation at the meeting. Your vote is important.
We look forward to seeing you at the Annual Meeting.

Sincerely yours,
/s/ Marc Stapley
Marc Stapley Chief Executive Officer
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Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Notice of Annual Meeting of Stockholders
to be held Wednesday, June 15, 2022
___________________________

To the Stockholders of Veracyte, Inc.:
The Annual Meeting of Stockholders of Veracyte, Inc., a Delaware corporation, will be held virtually via the Internet at www.virtualshareholdermeeting.com/VCYT2022 on Wednesday, June 15, 2022, at 10:00 a.m., Pacific Time, for the following purposes:

1.    To elect two Class III directors to serve until the 2025 Annual Meeting of Stockholders or until their successors are duly elected and qualified;
2.    To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022;
3.    To approve, on a non-binding advisory basis, the compensation paid by us to our named executive officers as disclosed in this Proxy Statement; and
4.    To transact such other business as may properly come before the Annual Meeting of Stockholders and any postponement or adjournment of the Annual Meeting.
Only stockholders of record as of the close of business on April 18, 2022 are entitled to notice of and to vote at the Annual Meeting and any postponement or adjournment thereof.
It is important that your shares be represented at this meeting. Even if you plan to attend the meeting, we hope that you will vote as soon as possible. Voting now will ensure your representation at the Annual Meeting regardless of whether you attend. You may vote on the internet, by telephone or by mailing the enclosed proxy card or voting instruction form. You may also attend the Annual Meeting and vote and submit questions during the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/VCYT2022. Please review the instructions on page 2 of the Proxy Statement and your proxy card or voting instruction form regarding each of these voting options.

By Order of the Board of Directors
/s/ Marc Stapley
Marc Stapley Chief Executive Officer
South San Francisco, California
April 26, 2022
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2022.
The Proxy Statement and Annual Report are available at www.proxyvote.com.
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VERACYTE, INC.
PROXY STATEMENT FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

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PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. You should read the entire proxy statement before voting.
Meeting Agenda and Voting Recommendations

PROPOSAL NO. 1			BOARD’S RECOMMENDATION “FOR” this Proposal
ELECTION OF DIRECTORS
We are asking our stockholders to elect two Class III directors for a three-year term expiring at the 2025 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation, disqualification or removal. The table below sets forth information with respect to our two nominees standing for election. Both of the nominees are currently serving as directors. Additional information about our director nominees and their respective qualifications can be found under the section titled “Proposal No. 1 Election of Directors—Directors and Nominees.”

Name	Age	Director Since
Karin Eastham	72	December 2012
Jens Holstein	58	August 2020

PROPOSAL NO. 2			BOARD’S RECOMMENDATION “FOR” this Proposal
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the audit committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022. Information regarding fees paid to Ernst & Young LLP during 2021 and 2020 can be found under the section titled “Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm.”

PROPOSAL NO. 3			BOARD’S RECOMMENDATION “FOR” this Proposal
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
We are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers, commonly referred to as a “say on pay” vote. Information regarding our executive compensation philosophy and amounts paid to each of our named executive officers in 2021 can be found under the section titled “Executive Compensation.”

GOVERNANCE AND BOARD HIGHLIGHTS
We are committed to good corporate governance, which strengthens the accountability of our Board of Directors and promotes the long-term interests of our stockholders. The list below highlights our independent board and leadership practices, as discussed further in this Proxy Statement.

INDEPENDENT BOARD AND LEADERSHIP PRACTICES

•Majority of directors are independent (7 out of 9 current directors)
•Board leadership structure where a Lead Independent Director is elected annually and has well-defined rights and responsibilities, separate from the Chair of the Board of Directors
•All Board of Directors committees are composed of independent directors
•Board of Directors is focused on enhancing diversity and refreshment
•Comprehensive risk oversight practices, including cybersecurity, data privacy, legal and regulatory matters, and other critical evolving areas
•Our nominating and corporate governance committee oversees our programs relating to corporate responsibility and sustainability, including Environmental, Social, and Corporate Governance (ESG)
•Independent directors conduct regular executive sessions
•Directors maintain open communication and strong working relationships among themselves and have regular access to management
•Directors conduct a robust annual Board of Directors and committee self-assessment process
•Board of Directors has related party transaction standards for any direct or indirect involvement of a director or management in the company’s business activities

Veracyte, Inc.
6000 Shoreline Court, Suite 300
South San Francisco, CA 94080
___________________________

Proxy Statement
___________________________

GENERAL INFORMATION

Information about Solicitation and Voting

This proxy statement (“Proxy Statement”) is furnished in connection with the solicitation by the board of directors (“Board of Directors”) of Veracyte, Inc., a Delaware corporation (“we,” “us,” “our” or “Veracyte”), of proxies in the accompanying form to be used at our Annual Meeting of Stockholders on Wednesday, June 15, 2022, at 10:00 a.m., Pacific Time, and any postponement or adjournment thereof (the “Annual Meeting”). To provide greater access to those who may want to attend, the Annual Meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/VCYT2022.
The Notice of Internet Availability of Proxy Materials and this Proxy Statement for the Annual Meeting and the accompanying form of proxy were first distributed and made available on the Internet to stockholders on or about April 26, 2022. Our annual report on Form 10-K for the year ended December 31, 2021 (the “Annual Report”) is available with this Proxy Statement by following the instructions in the Notice of Internet Availability of Proxy Materials.
Questions and Answers about the Proxy Materials and the Annual Meeting

What proposals will be voted on at the Annual Meeting?
Three proposals will be voted on at the Annual Meeting:
•The election of two Class III directors to serve until the 2025 Annual Meeting or until their successors are duly elected and qualified;
•The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
•The approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

What are the Board of Directors’ recommendations?

Our Board of Directors recommends that you vote:
“FOR” election of each of the nominated Class III directors;
“FOR” ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022; and
“FOR” the approval, on a non-binding advisory basis, of the compensation of our named executive officers, as disclosed in this Proxy Statement.

Will there be any other items of business on the agenda?
We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the meeting. Those persons intend to vote that proxy in accordance with their best judgment.
Who is entitled to vote?

This year’s Annual Meeting will take place virtually through the Internet. We have designed the format of this year’s Annual Meeting to ensure that our stockholders who attend the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You are entitled to attend and participate in the Annual Meeting only if you were a stockholder of record as of the close of business on April 18, 2022 (the “Record Date”), or if you hold a valid proxy for the meeting, as described below. Each stockholder is entitled to one vote for each share of our common stock held as of the Record Date. To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/VCYT2022, you must enter the 16-digit control number found on your proxy card or other proxy materials. If you do not have a control number, please contact the brokerage firm, bank, dealer, or other similar organization that holds your account as soon as possible so that you can be provided with a control number.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered, with respect to those shares, the “stockholder of record.” As a stockholder of record, you may vote at the Annual Meeting or vote by telephone, by Internet, or by filling out and returning the proxy card.
Beneficial Owner. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction form included in the mailing. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the Annual Meeting. Because you are not the stockholder of record, you may not vote your shares at the Annual Meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the Annual Meeting.
How do I vote?
You may vote using any of the following methods:
•By Mail - Stockholders of record may submit proxies by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the nominees for Class III director, “FOR” the ratification of the independent registered public accounting firm for 2022, and “FOR” the compensation of our named executive officers. Stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees. Voting by mail will close based on mail received the day before the meeting date.

•By Telephone - Stockholders of record may submit proxies by following the telephone voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by telephone by calling the number specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability. Please be aware that if you submit voting instructions by telephone, you may incur costs such as telephone access charges for which you will be responsible. The telephone voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

•By Internet -

Before the Annual Meeting - Stockholders of record may submit proxies by following the internet voting instructions on their proxy cards. Most stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction form provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you vote over the internet, you may incur costs such as internet access charges for which you will be responsible. The internet voting facilities will close at 11:59 p.m., Eastern Time, the day before the meeting date.

During the Annual Meeting - Stockholders of record may attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VCYT2022 where stockholders may vote and submit questions during the Annual Meeting. The Annual Meeting starts at 10:00 a.m. Pacific Time. Please have your 16-digit control number found on your proxy card or other proxy materials. Instructions on how to attend and participate via the internet are posted at www.virtualshareholdermeeting.com/VCYT2022. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct your nominee on how to vote your shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote by telephone or the internet so that your vote will be counted if you later decide not to attend the meeting.

What if I need technical assistance during the Annual Meeting?

We encourage you to access the Annual Meeting before it begins. Online check-in will start shortly before the meeting on June 15, 2022. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual Annual Meeting log-in page.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the vote at the Annual Meeting. If you are a stockholder of record and submitted your proxy by mail, you must file with our Secretary a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may change your vote or revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting.

If you are a beneficial owner of shares held in street name and you wish to change or revoke your vote, please consult the voting instructions provided with this Proxy Statement or contact your broker, bank or nominee.

How are votes counted?

For Proposal No. 1, you may vote “FOR” or “AGAINST” each of the Class III nominees. You may also “ABSTAIN” from voting.

For Proposal No. 2, the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2022, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

For Proposal No. 3, the approval, on a non-binding advisory basis, of the compensation of our named executive officers, you may vote “FOR,” vote “AGAINST” or “ABSTAIN.” Abstentions have the same effect as votes “AGAINST” this proposal.

If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card or voting instruction form with no further instructions, your shares will be voted in accordance with the recommendations of the Board of Directors (“FOR” each of the Class III nominees to the Board of Directors, “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2022, “FOR” approving, on a non-binding advisory basis, the compensation of our named executive officers, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).
What vote is required to approve each item?
We have a majority voting standard for uncontested elections of directors (Proposal No. 1), which means that to be elected, a director nominee must receive a majority of the votes cast, i.e. the number of shares voted “FOR” a director nominee must exceed the votes cast “AGAINST” that nominee.

The vote of a majority of the shares of our common stock that are present in person or represented by proxy at the 2022 Annual Meeting and entitled to vote is required to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and to approve the advisory resolution on named executive officer compensation (Proposal No. 3).

Abstentions are deemed to be shares present or represented by proxy and entitled to vote. Abstentions have no effect on Proposal No. 1 and the same effect as a vote against Proposals No. 2 and 3.

If you hold shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur when shares held by a broker for a beneficial owner are not voted because the broker did not receive voting instructions from the beneficial owner and lacked discretionary authority to vote the shares. A broker is entitled to vote shares held for a beneficial owner on “routine” matters without instructions from the beneficial owner of those shares. Absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on “non-routine” matters. At our Annual Meeting, only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2022 is considered a routine matter. The election of directors and the advisory vote on compensation of our named executive officers are non-routine matters. Broker non-votes are counted for purposes of determining whether a quorum is present, but have no effect on the outcome of the matters voted upon. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the Annual Meeting.

Is cumulative voting permitted for the election of directors?

Stockholders may not cumulate votes in the election of directors, which means that each stockholder may vote no more than the number of shares he or she owns for a single director candidate.

What constitutes a quorum?

The presence at the Annual Meeting of the holders of a majority of the shares of common stock outstanding on the Record Date will constitute a quorum. Your shares are counted as present at the Annual Meeting if you are present and vote at the Annual Meeting or if you have properly submitted a proxy. As of the close of business on the Record Date, there were 71,443,400 shares of our common stock outstanding. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

How are proxies solicited?

Our employees, officers and directors may solicit proxies. We will pay the cost of printing and mailing proxy materials, and will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy material to the owners of our common stock. At this time, we have not engaged a proxy solicitor. If we do engage a proxy solicitor, we will pay the customary costs associated with such engagement.

Participating in the Annual Meeting

To participate in the virtual meeting, visit www.virtualshareholdermeeting.com/VCYT2022 and enter the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials.

If you wish to submit a question during the Annual Meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/VCYT2022, type your question into the “Ask a Question” field, and click “Submit.” If your question is properly submitted during the relevant portion of the meeting agenda, we will seek to respond to your question during the live webcast. We reserve the right to exclude questions that are irrelevant to meeting matters, irrelevant to our business, or derogatory or in bad taste; that relate to pending or threatened litigation; that are personal grievances; or that are otherwise inappropriate (as determined by the chair of the Annual Meeting). A webcast replay of the Annual Meeting, including the Q&A session, will also be archived on the “Investor Relations” section of our website, which is located at https://investor.veracyte.com/investor-relations.

If we experience technical difficulties during the meeting (e.g., a temporary or prolonged power outage), we will determine whether the meeting can be promptly reconvened (if the technical difficulty is temporary) or whether the meeting will need to be reconvened on a later day (if the technical difficulty is more prolonged). In any situation, we will promptly notify stockholders of the decision via www.virtualshareholdermeeting.com/VCYT2022. If you encounter technical difficulties accessing our meeting or asking questions during the meeting, a support line will be available on the login page of the virtual meeting website.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Directors and Nominees
The number of directors is currently set at nine and our Board of Directors is divided into three classes, each serving staggered, three-year terms:
•Our Class I directors are Bonnie H. Anderson, Robert S. Epstein, M.D., M.S., and Evan Jones and their terms will expire at the annual meeting of stockholders to be held in 2023;
•Our Class II directors are Muna Bhanji, John L. Bishop and Marc Stapley, and their terms will expire at the annual meeting of stockholders to be held in 2024; and
•Our Class III directors are Karin Eastham, Kevin K. Gordon, and Jens Holstein and their terms will expire at the Annual Meeting.
Two Class III directors will be elected at the Annual Meeting to serve until the annual meeting of stockholders to be held in 2025 or until their successors are duly elected and qualified, with the other classes of directors continuing to serve for the remainder of their respective terms. If the two nominees receive more votes “FOR” reelection than “AGAINST,” they will be reelected to the Board of Directors. The nominating and corporate governance committee of the Board of Directors has recommended, and the Board of Directors has designated, Karin Eastham, and Jens Holstein as the nominees for Class III directors to serve until the 2025 annual meeting of stockholders. Kevin K. Gordon, a current Class III director, requested that the nominating and governance committee not consider him to serve an additional term as a Class III director. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, an event that we do not currently anticipate, proxies will be voted for any nominees designated by the Board of Directors, taking into account any recommendations of the nominating and corporate governance committee, to fill the vacancies.

Names of the Class III nominees and the other members of the Board of Directors and certain biographical information as of April 18, 2022 are set forth below:

Name	Age	Position with Veracyte	Director Since
Marc Stapley	52	Chief Executive Officer	2021
Bonnie H. Anderson	64	Co-Founder and Executive Chair	2008
Muna Bhanji	59	Director	2021
John L. Bishop	77	Lead Independent Director	2014
Karin Eastham	72	Director and Director Nominee	2012
Robert S. Epstein, M.D., M.S.	67	Director	2015
Kevin K. Gordon	59	Director	2016
Jens Holstein	58	Director and Director Nominee	2020
Evan Jones	65	Director	2008

Marc Stapley has served as our Chief Executive Officer since June 1, 2021 and as a member of our Board of Directors since June 8, 2021. He served as the Chief Executive Officer of Helix OpCo, LLC, a genomics company, from April 2019 to May 2021. Prior to that, Mr. Stapley served in key managerial positions at Illumina, Inc., a genetic sequencing company, including as Chief Financial Officer from January 2012 to January 2017, as Chief Administrative Officer from December 2015 to October 2017, and as Executive Vice President from October 2017 to January 2019. From 2009 to 2012, Mr. Stapley served as Senior Vice President, Finance at Pfizer Inc., a pharmaceutical company. Mr. Stapley has served as a member of the board of directors of Glaukos Corporation, an ophthalmic medical technology company, since 2014, and has served as a member of the board of directors of Helix since 2015. Mr. Stapley holds a B.Sc. (Honors) in Mathematics from The University of Reading (England) and is a member of the Institute of Chartered Accountants in England and Wales. We believe that Mr. Stapley is qualified to serve on our Board of Directors due to his significant leadership experience in the diagnostics and genetic sequencing fields, as well as his experience as our Chief Executive Officer and his service on the boards of directors of other life sciences and healthcare companies.

Bonnie H. Anderson is our co-founder and has served as a member of our Board of Directors since February 2008, as the Chair of our Board of Directors since December 2016 and as the Executive Chair of our Board of Directors since May 2021. From February 2008 to May 2021, she served as our Chief Executive Officer. From August 2013 to February 2017, she also served as our President. Prior to joining, Ms. Anderson was an independent strategic consultant from April 2006 to January 2008, including as a strategic consultant for Veracyte from July 2007 to January 2008. Ms. Anderson was a Vice President at Beckman Coulter, Inc., a manufacturer of biomedical testing instrument systems, tests and supplies, from September 2000 to March 2006 after serving in several leadership roles during her 1989 to 2006 employment with the company. Ms. Anderson currently serves as a member of the board of directors of Bruker Corporation and DNA Script and as a trustee emeritus of the Keck Graduate Institute of Applied Life Sciences. Ms. Anderson previously served as a member of the board of directors of Castle Biosciences, Inc. from June 2015 to August 2020. Ms. Anderson holds a B.S. in Medical Technology from Indiana University of Pennsylvania. We believe that Ms. Anderson is qualified to serve on our Board of Directors due to her extensive industry experience, strategic perspective of our development, historic knowledge of our company as one of our co-founders and her former key leadership position as our former Chief Executive Officer.

Muna Bhanji has served on our Board of Directors since March 2021. Ms. Bhanji is the Founder and President, TIBA Global Access LLC, an independent senior advisory/consultancy focused on commercialization and market access strategy development, serving the biopharmaceutical industry. Her prior experience includes an over 34 year tenure at Merck, during which she held a number of senior leadership roles within the U.S. and Global commercial organizations including SVP, Hospital & Specialty Franchises. Most recently, through December 2020, she served as the Senior Vice President, Global Market Access & Policy. In addition to serving as a director on a private company board, she currently serves on the board of directors of Cytokinetics, Inc., Ardelyx, Inc. and Corus International. Prior to that, she had served on the boards of Possible Health, a Nepal based NGO, the Foundation of Managed Care Pharmacy and had also chaired Merck’s Supervisory Board in the Netherlands. Ms. Bhanji earned her Bachelor of Pharmacy degree from Rutgers School of Pharmacy and an M.B.A. from St. Joseph’s University. We believe that Ms. Bhanji is qualified to serve on our Board of Directors due to her extensive experience in strategic roles in the biopharmaceutical industry.

John L. Bishop has served on our Board of Directors since December 2014. Mr. Bishop served as the Chief Executive Officer and as a member of the board of directors of Cepheid Inc., a molecular diagnostics company, from April 2002 to November 2016, and became the chairman of its board of directors in February 2013. Mr. Bishop retired from Cepheid and resigned from the board of directors following the acquisition of Cepheid by Danaher Corporation. Mr. Bishop served as President and a member of the board of directors of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, a health care company, from 1993 to 2002, and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems Inc., a biomedical instrument manufacturing company. He currently serves on the board of directors of Sense Biodetection Ltd, a private molecular diagnostics company focused on infectious disease and previously served as a member of the board of directors and compensation committee member of Conceptus, Inc. from February 2009 until June 2013 upon its acquisition by Bayer HealthCare LLC and as the chairman of the board of directors of AdvaMedDx, a division of the Advanced Medical Technology Association, a private medical diagnostics industry advocacy group, from December 2013 until April 2017. Mr. Bishop holds a B.S. from the University of Miami. We believe that Mr. Bishop is qualified to serve on our Board of Directors due to his significant experience as the chief executive officer of a publicly traded molecular diagnostics company, among his other executive and board experience in the life sciences industry.

Karin Eastham has served on our Board of Directors since December 2012. Ms. Eastham has served on the board of directors of Personalis, Inc., a biotechnology company, since September 2019, and she was selected to be the next Board Chair to become effective as of Personalis' annual shareholders meeting in May 2022. She also has served on the boards of directors of Nektar Therapeutics, a biopharmaceutical company, since September 2018, and Geron Corporation, a biotechnology company, since March 2009. From May 2004 to September 2008, Ms. Eastham served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of the Burnham Institute for Medical Research, a non-profit corporation engaged in biomedical research. From April 1999 to May 2004, Ms. Eastham served as Senior Vice President, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. Ms. Eastham previously held similar positions with several life sciences companies. Ms. Eastham also previously served as a member of the board of directors of Illumina, Inc. from August 2004 to May 2019, MorphoSys AG from May 2012 to May 2017, Amylin Pharmaceuticals, Inc. from September 2005 until its acquisition in August 2012, Genoptix, Inc. from July 2008 until its acquisition in March 2011, Tercica, Inc. from December 2003 until its acquisition in October 2008, and Trius Therapeutics, Inc. from February 2007 until its acquisition in September 2013. Ms. Eastham received a B.S. in Accounting and an M.B.A. from Indiana University and is a Certified Public Accountant. We believe that Ms. Eastham is qualified to serve on our Board of Directors due to her experience as a director of numerous life sciences companies, as well as her extensive senior management experience in the biopharmaceutical industry.

Robert S. Epstein, M.D., M.S. has served on our Board of Directors since January 2015. Dr. Epstein has served as a strategic consultant to life sciences companies since 2013. From 2010 to 2012, Dr. Epstein served as President of the Medco-UBC Division and as Chief Research and Development Officer of Medco Health Solutions, Inc., a managed healthcare company. Prior to that, Dr. Epstein served as Medco’s Chief Medical Officer from 1997 to 2010. Dr. Epstein has served as a member of the board of directors of Fate Therapeutics, Inc. since March 2014 and Illumina, Inc. since November 2012. Dr. Epstein previously served as a member of the board of directors of Aveo Pharmaceuticals, Inc. from December 2012 to June 2014 and was Chairman of the Board of Decipher Biosciences, Inc. (“Decipher”) from December 2019 until March 2021. Dr. Epstein is the former president of the International Society of Pharmacoeconomics and Outcomes Research, and served on the board of directors of the Drug Information Association and the International Society of Quality of Life. He has also served on the Centers for Disease Control and Prevention Evaluation of Genomic Applications in Practice & Prevention Stakeholder Committee and the Agency for Healthcare Research and Quality Centers for Education and Research on Therapeutics Committee. Dr. Epstein holds a B.S. in Biomedical Science and an M.D. from the University of Michigan, and an M.S. in Preventive Medicine from the University of Maryland. We believe that Dr. Epstein is qualified to serve on our Board of Directors due to his extensive experience in strategic roles in healthcare companies, his expertise in reimbursement and FDA regulation, and his experience as a director of publicly traded companies in the life sciences industry.

Kevin K. Gordon has served on our Board of Directors since December 2016. Mr. Gordon has also served on the board of directors of Progyny, Inc., a leading fertility benefits management company, since October 2019, and as an advisor to the North American healthcare portfolio companies of 3i Group plc, a private equity and venture capital company, since January 2022, including currently serving as a director of Q Holdco Limited, Sanisure, and Cirtec Medical Corp. Mr. Gordon previously served as President and Chief Financial Officer of Liquidia Technologies Inc., a clinical biopharmaceutical company from January 2018 until March 2019. Mr. Gordon served as Executive Vice President and Chief Operating Officer of Quintiles Transnational Holdings Inc., a research, clinical trial and pharmaceutical consulting company, from October 2015 until its merger with IMS Health Holdings, Inc. (forming IQVIA Holdings, Inc.) in October 2016. Prior to that, he was the Executive Vice President and Chief Financial Officer of Quintiles from July 2010 until December 2015. Mr. Gordon served as Executive Vice President and Chief Financial Officer of Teleflex Incorporated, a medical device company, from March 2007 until January 2010. Mr. Gordon held various senior corporate development positions at Teleflex Incorporated from 1997 to 2007. Prior thereto he held various senior positions, including Chief Financial Officer, at Package Machinery Company, as well as leadership positions at KPMG LLP. Mr. Gordon holds a B.S. in Accounting from the University of Connecticut.

Jens Holstein has served on our Board of Directors since August 2020. Mr. Holstein has served as Chief Financial Officer of BioNTech SE, a biotechnology company, since July 2021. Previously, Mr. Holstein served as chief financial officer of MorphoSys AG, a biopharmaceutical company, from May 2011 to December 2020. From July 1999 to April 2011, Mr. Holstein held various positions at Fresenius SE & Co. KGaA, a health care company, including regional Chief Financial Officer of Fresenius Kabi AG for the EME (Europe/Middle East) region and managing director of Fresenius Kabi Deutschland GmbH. Prior to joining Fresenius, Mr. Holstein spent several years in the consulting industry, with positions in Frankfurt and London. Mr. Holstein served as a director of InflaRx N.V., a biopharmaceutical company, from September 2018 to July 2020. Mr. Holstein holds a diploma in Business Administration from the University of Münster, Germany. We believe that Mr. Holstein is qualified to serve on our Board of Directors due to his significant experience as the chief financial officer of a publicly-traded biopharmaceutical company, as well as his extensive experience in management positions in life science and healthcare companies.

Evan Jones has served on our Board of Directors since February 2008. Mr. Jones has also served as Managing Member of jVen Capital, LLC, a life sciences investment company, since 2007. He served as Chief Executive Officer of OpGen, Inc., a genetic analysis company, from 2013 to March 2020, and also served as a director from 2009 to June 2021. He was a co-founder of Digene Corporation, a biotechnology company focused on women’s health and molecular diagnostic testing, serving as chairman of its board of directors from 1995 until its acquisition in 2007 and served as Chief Executive Officer from 1990 to 2006 and as President from 1990 to 1999. Mr. Jones served as a member of the board of directors of Foundation Medicine, Inc. until its merger with Roche Holdings, Inc. in July 2018. Mr. Jones served as a director of Fluidigm Corporation from March 2011 to August 2017. Mr. Jones received a B.A. in Biotechnology from the University of Colorado and an M.B.A. from The Wharton School at the University of Pennsylvania. We believe that Mr. Jones is qualified to serve on our Board of Directors due to his knowledge of the life sciences industry and his experience as a chief executive officer and as a board member of other publicly-traded and privately-held life sciences companies.

The Board of Directors Recommends a Vote “FOR” Election as Director for Each of the Class III Nominees Set Forth Above.

Director Nominations
The Board of Directors generally nominates directors whose term is scheduled to expire at the next annual meeting of stockholders and appoints new directors to fill vacancies when they arise. The Board of Directors has as an objective that its membership be composed of experienced and dedicated individuals with diversity of backgrounds, perspectives and skills. The nominating and corporate governance committee has the responsibility to identify, evaluate, recruit and recommend qualified candidates to the board for nomination or election.
The nominating and corporate governance committee evaluates and selects candidates for director based on their character, judgment, diversity of experience, business acumen, and ability to act on behalf of all stockholders. The nominating and corporate governance committee believes that nominees for director should have experience, such as experience in management, accounting, finance, or marketing, or industry and technology knowledge, that may be useful to our company and the Board of Directors, high personal and professional ethics, and the willingness and ability to devote sufficient time to effectively carry out his or her duties as a director. The nominating and corporate governance committee also believes that service as a director of other public companies provides experience and perspective that may be useful to our company and the Board of Directors. Although our company has no formal diversity policy for board members, the board and the nominating and corporate governance committee consider diversity of backgrounds and experiences and other forms of diversity when selecting nominees.
The nominating and corporate governance committee believes it appropriate for at least one, and, preferably, multiple, members of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission (the “SEC”) rules, and that a majority of the members of the board meet the definition of “independent director” under the rules of The Nasdaq Stock Market. The nominating and corporate governance committee believes it appropriate for certain key members of our management - currently, our Chief Executive Officer and Executive Chair - to participate as members of the Board of Directors.
Prior to each annual meeting of stockholders, the nominating and corporate governance committee identifies nominees by evaluating the current directors whose term will expire at the annual meeting and who are willing to continue in service. These candidates are evaluated based on the criteria described above, including as demonstrated by the candidate’s prior service as a director, and the needs of the Board of Directors with respect to the particular talents and experience of its directors. In the event that a director does not wish to continue in service, the nominating and corporate governance committee determines not to re-nominate the director, or if a vacancy is created on the board as a result of a resignation, an increase in the size of the board or other event, then the nominating and corporate governance committee will consider various candidates for board membership, including those suggested by the committee members, by other board members, by any search firm engaged by the nominating and corporate governance committee and by stockholders. Each of the nominees is a member of the Board of Directors standing for re-election as a director.
A stockholder who wishes to suggest a prospective nominee for the Board of Directors should notify our Secretary or any member of the nominating and corporate governance committee in writing with any supporting material the stockholder considers appropriate. In addition, our amended and restated bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our annual meeting of stockholders. In order to nominate a candidate for director, a stockholder must give timely notice in writing to our Secretary and otherwise comply with the provisions of our amended and restated bylaws. To be timely for our 2023 annual meeting, our amended and restated bylaws provide that we must have received the stockholder’s notice not earlier than February 9, 2023 and not later than March 11, 2023. Information required by the amended and restated bylaws to be in the notice include the name and contact information for the candidate and the person making the nomination and other information about the nominee that must be disclosed in proxy solicitations under Section 14 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and the related rules and regulations under that Section.
Stockholder nominations must be made in accordance with the procedures outlined in, and include the information required by, our amended and restated bylaws and must be addressed to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You may obtain a copy of the full text of this provision of the amended and restated bylaws by writing to our Secretary at the above address.

Director Expertise, Experience and Attributes
The Board of Directors is comprised of a diverse mix of directors with complementary expertise, experience and attributes, as summarized in the table below. Our directors may also have limited experience or attributes in addition to what is reflected in the “Number of Directors” column below. The “Number of Directors” column includes Kevin K. Gordon, who requested that the nominating and corporate governance committee not consider him to serve an additional term as a Class III director and whose term as a director will end at the Annual Meeting.

Expertise, Experience or Attribute	Description	Number of Directors
Biotechnology and Product Development	Significant background working in the biotechnology industry and in management of life sciences companies; experience in product development.	9 of 9
Leadership	Extensive executive, director or management experience from leadership and governance roles in corporations, government or public organizations.	9 of 9
Diversity	Representation of gender, ethnic, geographic, cultural or other perspectives that expand the Board of Directors’ understanding of the needs and viewpoints of our customers, partners, employees and other stakeholders.	3 of 9
Finance	Leadership of a financial firm or management of the finance function of an enterprise, resulting in financial proficiency and expertise.	4 of 9

Director Tenure and Age Distribution

We also believe that our current Board of Directors composition represents an effective balance with respect to director tenure and age. Recent director additions provide the Board of Directors with fresh perspectives and diverse experiences, while directors with longer tenure provide continuity and valuable insight into our business and strategy. The following tables provide information regarding the tenure and age distribution of our Board of Directors as of April 18, 2022.

Tenure	Number of Directors	Age	Number of Directors
More than 10 years	3	70+ years	2
6 – 10 years	3	61 – 70 years	3
0 – 5 years	3	45 – 60 years	4

Board Diversity Matrix (As of March 31, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	—	—	—
Alaskan Native or Native American	—	—	—	—
Asian or South Asian	1	—	—	—
Hispanic or Latinx	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	6	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

Majority Voting Standard for Director Elections and Director Resignation Policy
Our amended and restated bylaws provide for a majority voting standard for uncontested elections of directors and require that stockholder director nominations include a written statement as to whether the nominee intends to tender an irrevocable resignation upon such nominee’s election or re-election. The majority voting standard provides that, in uncontested director elections, a director nominee will be elected only if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee. In addition, our Director Resignation Policy requires each incumbent nominee to submit an irrevocable contingent resignation letter prior to the annual meeting of stockholders in which such election is to take place. This addresses the “holdover” director situation under the Delaware General Corporation Law (“DGCL”) pursuant to which a director remains on the board of directors until such director’s successor is elected and qualified. Such resignation becomes effective only upon (i) such nominee’s failure to receive the requisite number of votes for re-election at any future meeting at which such person would face re-election and (ii) our Board of Directors’ acceptance of such resignation. If the nominee does not receive the requisite number of votes for re-election, our nominating and corporate governance committee will make a recommendation to our Board of Directors as to whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results.

Director Independence
The Board of Directors has determined that, except for Mr. Stapley and Ms. Anderson, each individual who currently serves as a member of our Board of Directors is, and each individual who served as a member of our Board of Directors in 2021 was, an “independent director” within the meaning of Rule 5605 of The Nasdaq Stock Market. Mr. Stapley is not considered independent as he serves as our Chief Executive Officer and Ms. Anderson is not considered independent because she was employed as our Chief Executive Officer during the past three years. For Ms. Bhanji, Mr. Bishop, Ms. Eastham, Dr. Epstein, Mr. Gordon, Mr. Holstein and Mr. Jones, the Board of Directors considered their relationship and transactions with us and our security holders.

Compensation Committee Interlocks and Insider Participation
The members of our Compensation Committee during 2021 included Karin Eastham, Evan Jones and Robert S. Epstein. No member of our Compensation Committee in 2021 was at any time during 2021 or at any other time an officer or employee of ours, and none had or have any relationships with us that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the Board of Directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our Board of Directors or Compensation Committee during 2021.
Board Meetings
The Board of Directors held 11 meetings and acted by written consent 3 times during 2021. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors and of the committees on which such director served, excluding certain meetings for which Dr. Tina S. Nova, formerly a member of our Board of Directors, and Dr. Epstein recused themselves due to discussions related to our acquisition of Decipher, as discussed further under “Related Party Transactions—Decipher Acquisition.” The independent directors meet in executive sessions at regularly scheduled meetings of the Board of Directors without the participation of the Chief Executive Officer or other members of management. We do not have a policy that requires the attendance of directors at the Annual Meeting.
Board Committees
Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each director who serves on the audit, compensation and nominating and corporate governance committees is “independent,” as that term is defined for such committee by applicable listing standards of The Nasdaq Stock Market and rules of the SEC, and has adopted written charters for each of these committees. The charters of the audit, compensation, nominating and corporate governance, and regulatory and compliance committees are available on the investor section of our website (https://investor.veracyte.com/investor-relations) under the corporate governance tab.
Audit Committee and Financial Expert
The current members of the audit committee are Kevin K. Gordon, its Chair, Karin Eastham, Evan Jones, and Jens Holstein. The audit committee held seven meetings during 2021. As Mr. Gordon requested that the nominating and corporate governance committee not consider him to serve an additional term as a Class III director, he will no longer serve on our Board of Directors after the Annual Meeting and Mr. Holstein will become Chair of the Audit Committee. Our audit committee oversees our corporate accounting and financial reporting process and assists our Board of Directors in oversight of the integrity of our financial statements, our compliance with certain legal and regulatory requirements, our independent auditor’s qualifications, independence and performance, and our internal accounting and financial controls. Our audit committee is responsible for the appointment, compensation, retention and oversight of our independent auditor. The Board of Directors has determined that Mr. Gordon, Ms. Eastham, Mr. Jones and Mr. Holstein each are qualified as an “audit committee financial expert” under the definition outlined by the SEC.
Compensation Committee
The current members of the compensation committee are Karin Eastham, its Chair, Robert S. Epstein and Jens Holstein. The compensation committee held seven meetings and acted by written consent seven times during 2021. Our compensation committee oversees our compensation policies, plans and benefits programs and determines and approves or, in the case of our chief executive officer, makes recommendations to our Board of Directors regarding the compensation of our executive officers. In addition, our compensation committee reviews and approves or makes recommendations to our Board of Directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The compensation committee also reviews and recommends non-employee directors’ compensation to the full Board of Directors. The compensation committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties.
Nominating and Corporate Governance Committee
The current members of the nominating and corporate governance committee are Robert S. Epstein, its Chair, Muna Bhanji and Evan Jones. The nominating and corporate governance committee held five meetings during 2021. Our nominating and corporate governance committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of the Board of Directors and its committees. In addition, our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board of Directors on matters concerning corporate governance and conflicts of interest, as well as recommendations and monitoring of the Company’s Environmental, Social, and Corporate Governance (ESG) efforts.
Regulatory and Compliance Committee
The current members of the regulatory and compliance committee are Evan Jones, its Chair, Muna Bhanji and Kevin K. Gordon. The regulatory and compliance committee held four meetings during 2021. Our regulatory and compliance committee assists our board in meeting its responsibilities with regard to oversight of our compliance with healthcare legal and regulatory requirements applicable to our business. Mr. Gordon requested that the nominating and corporate governance committee not consider him to serve an additional term as a Class III director and, as such, after the Annual Meeting, he will no longer serve on our Board of Directors.

Corporate Governance
Structure of the Board of Directors
As part of our regular engagement with our stockholders and our commitment to environmental, social and corporate governance, including our regular review of our corporate governance structure and evaluation of recent trends in corporate governance, we have decided to submit and recommend approval of a proposal to our stockholders at our 2023 annual meeting of stockholders to declassify our Board of Directors, which, if approved by our stockholders, would provide for our Board of Directors to declassify over a three-year period beginning with the directors to be nominated for election at our 2024 annual meeting of stockholders.
Board Leadership Structure and Role in Risk Oversight
We have an Executive (non-independent) Chair of the Board of Directors and a Lead Independent Director of the Board of Directors separate from our Chief Executive Officer. Mr. Stapley is a director and Chief Executive Officer, Ms. Anderson is the Executive Chair of the Board of Directors and Mr. Bishop is the Lead Independent Director of the Board of Directors. The Board of Directors believes that this leadership structure provides our Board of Directors with significant strengths, given the importance of the perspective of the Chief Executive Officer being understood by the Board of Directors, the advantages of having Ms. Anderson serve as Executive Chair given her prior experience as Chief Executive Officer and

Chair, and the independent leadership perspective of our Lead Independent Director. In her capacity as Executive Chair, Ms. Anderson chairs meetings of the Board of Directors (other than executive sessions of the independent directors) and assists company management with corporate strategic planning, among other duties. In his capacity as Lead Independent director, Mr. Bishop serves ex officio on all committees of the board and chairs executive sessions of the independent directors. The Board of Directors retains the authority to modify this structure as it deems appropriate.
Our Board of Directors is responsible for overseeing the overall risk management process at Veracyte. The responsibility for managing risk rests with executive management, while the committees of the Board of Directors and the Board of Directors as a whole participate in the oversight process. The risk oversight process of the Board of Directors builds upon management’s risk assessment and mitigation processes, which include reviews of long-term strategic and operational planning, strategic biopharmaceutical partnerships, executive development, compensation and evaluation, human capital, reputational, regulatory and legal compliance including those laws and regulations relating to product and service promotional activities, Medicare billing and reimbursement and provision of laboratory services, cybersecurity, privacy and financial reporting and internal controls. The Board of Directors considers strategic risks and opportunities and regularly receives reports from executive management regarding specific aspects of risk management, including but not limited to, our ability to expand our platform globally, our ability to achieve the expected benefits from our acquisition of the diagnostic rights to the nCounter Analysis System, our ability to potentially inform diagnosis and treatment decisions in new oncology indications and, more recently, risk exposures related to COVID-19. Our Board of Directors reviews strategic and operational risk in the context of discussions, question-and-answer sessions, and reports from the management team at each regular Board of Directors meeting, receives reports on all significant committee activities at each regular Board of Directors meeting, and evaluates the risks inherent in significant transactions.
Each committee of the Board of Directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus both with management present and in separate executive sessions, as described below. We believe this division of responsibilities is an effective approach for addressing the risks we face and that our Board of Directors leadership structure supports this approach. The audit committee reviews (i) our major financial risks and enterprise exposures and the steps management has taken to monitor or mitigate such risks and exposures, including our risk assessment and risk management policies, as well as cybersecurity and data privacy risks and risk exposures in other areas, as the audit committee deems appropriate from time to time; (ii) our programs for promoting and monitoring compliance with applicable legal and regulatory requirements, as well as major legal regulatory compliance risk exposures and the steps management has taken to monitor or mitigate such exposures; and (iii) the status of any significant legal and regulatory matters and any material reports or inquiries received from regulators or government agencies that reasonably could be expected to have a significant impact on our financial statements. The compensation committee reviews major compensation- and human capital-related risk exposures and the steps management has taken to monitor or mitigate such exposures. The nominating and corporate governance committee reviews and assesses risks relating to our corporate governance practices, reviews and assesses our performance, risks, controls, and procedures relating to corporate responsibility and sustainability, including environmental, social and governance (“ESG”) matters, reviews the independence of our Board of Directors, and reviews and discusses our Board of Directors’ leadership structure and role in risk oversight. The regulatory and compliance committee assists the Board of Directors with oversight of the Company’s compliance with legal and regulatory requirements.
Oversight of Corporate Strategy
Our Board of Directors actively oversees management’s establishment and execution of corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, potential corporate development opportunities, and risk management. At its regularly scheduled meetings and throughout the year, our Board of Directors receives information and formal updates from our management and actively engages with the senior leadership team with respect to our corporate strategy. Our Board of Directors’ diverse skill set and experience enhances its ability to support management in the execution and evaluation of our corporate strategy. The independent members of our Board of Directors also hold regularly scheduled executive sessions at which strategy is discussed.
Cybersecurity Risk Oversight
Securing the information of our patients, users, team members, vendors, and other third parties is important to us. We have adopted physical, technological, and administrative controls on data security. While everyone at our company plays a part in managing these risks, oversight responsibility is shared by our Board of Directors, our audit committee, and management.
We provide regular cybersecurity updates in the form of written reports and presentations to our audit committee at our quarterly meetings. Our audit committee regularly reviews results from our cybersecurity testing and remediation plans, our cybersecurity roadmap, and the current and emerging threat landscape. Additionally, we leverage the National Institute of Standards and Technology security framework to drive strategic direction and maturity improvement and engage third-party security experts for risk assessments and program enhancements. We continue to raise cybersecurity awareness with our employees through training and reinforcement, including simulated phishing campaigns. We also maintain information security risk insurance coverage.
Veracyte’s Approach to Human Capital Management
Our People. At December 31, 2021, we had 768 employees, of which 234 work in laboratory operations, 125 in research and development and clinical development, 217 in selling and marketing, and 192 in general and administrative, including 74 in billing and client services, 30 in information technology and 34 in finance. None of our employees in the U.S are the subject of collective bargaining arrangements. Our employees in France belong to local works councils, subject to customary collective bargaining arrangements under local law. Our management considers its relationships with employees to be good.
Diversity, Inclusion, and Belonging. We believe in an inclusive workforce, where people of diverse backgrounds are represented, engaged and empowered to inspire innovative ideas and decisions. In the United States, women comprise 57% of our employees, including more than half of our executive leadership team and 40% at the Vice President level and above, as of December 31, 2021. Three of our nine directors, including our Executive Chair, are women, as of December 31, 2021. Additionally, as of December 31, 2021, 48% of our U.S. employees were non-White. We strive to further advance diversity among our employees, executives, and our Board of Directors and believe that the resulting range of employee ideas, experiences and perspectives strengthens our company.
At Veracyte, we pride ourselves on our strong culture, which encourages collaboration and mutual respect, among other qualities. We were named a Bay Area “Top Workplace” by the Bay Area News Group in 2021, marking the eighth consecutive year we received this award, which is based solely on employee feedback gathered through an anonymous, third-party survey.
In 2021, we launched a company-wide initiative to activate our culture to support our overall corporate strategy. This initiative included employee focus groups, leader interviews, and a survey administered to employees, of which a vast majority responded. As a result of this initiative we have updated Veracyte values, all of which are being activated through targeted efforts during 2022. We also plan to conduct a global employee engagement survey. We hope to use survey results to bolster the effectiveness of our employee programs and to identify areas for improvement. We are committed to supporting our employees’ long-term success by investing in training programs and educational opportunities to help foster personal and professional growth. In France, we work closely with the democratically elected employee works council to support effective communication and collaboration.

During the COVID-19 pandemic, we have taken important steps to protect the health and safety of our employees and the broader community. These have included asking employees who were able to work from home to do so, in order to protect others who perform mission-critical work in our facilities; reconfiguring our workspaces and work shift scheduling to enable social distancing; requiring face masks to be worn inside our offices; and other initiatives.
Board of Directors Evaluations
We conduct an annual self-evaluation process for our Board of Directors and its committees. As part of this process, each member of our Board of Directors individually completes a detailed survey prepared by outside counsel to discuss their assessment of the performance of the Board of Directors and its committees, their own performance, and the performance of fellow members of the Board of Directors. The feedback received is then shared with the nominating and corporate governance committee, and then presented to and discussed with the full Board of Directors.
Our Board of Directors evaluation process is used:
•by our Board of Directors and nominating and corporate governance committee to assess the current composition of our Board of Directors and its committees and make recommendations for the qualifications, expertise, and characteristics we should seek in identifying potential new directors;
•by our Board of Directors and nominating and corporate governance committee to identify the strengths and areas of opportunity of each member of our Board of Directors and to provide insight into how the contributions of each member of our Board of Directors can be most valuable;
•to improve the quality of discussion and materials presented to the Board of Directors and its committees so that information they receive enables them to function most effectively and to address the issues they consider most critical; and
•by our nominating and corporate governance committee as part of its annual review of each director’s performance when considering whether to nominate the director for re-election to the Board of Directors.

Communications with the Board of Directors
If you wish to communicate with the Board of Directors, you may send your communication in writing to: Secretary, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. You must include your name and address in the written communication and indicate whether you are our stockholder. The Secretary will review any communications received from a stockholder and all material communications from stockholders will be forwarded to the appropriate director or directors or committee of the board based on the subject matter.
Code of Business Conduct and Ethics
We have adopted a Code of Business Conduct and Ethics that applies to all of our officers and employees. The Code of Business Conduct and Ethics sets forth the basic principles that guide the business conduct of our employees. We have also adopted a Senior Financial Officers’ Code of Ethics that specifically applies to our Chief Executive Officer, our Chief Financial Officer and key management employees. Stockholders may request a free copy of our Code of Business Conduct and Ethics and our Senior Financial Officers’ Code of Ethics by contacting Veracyte, Inc., Attention: Chief Financial Officer, 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.
We also maintain a whistleblower and compliance hotline where employees or partners may confidentially and anonymously report any concerns about potential misconduct.
To date, there have been no waivers under our Code of Business Conduct and Ethics or Senior Financial Officers’ Code of Ethics. We intend to disclose future amendments to certain provisions of our Code of Business Conduct and Ethics or Senior Financial Officers’ Code of Ethics or waivers of such Codes granted to executive officers and directors on our website at http://www.veracyte.com within four business days following the date of such amendment or waiver.

As a result of our global expansion, beginning in 2021 we require all employees to complete Foreign Corrupt Practices Act training through an online platform and plan to adopt an updated Anti-Corruption Policy in 2022.

2021 Director Compensation
For 2021, our Compensation Committee engaged Aon’s Human Capital Solutions practice, a division of Aon plc (“Aon”) (formerly known as Radford), an independent compensation consultant, to provide an analysis of non-employee director compensation, including an analysis of compensation paid to non-employee directors by companies in our peer group (as described in “Compensation Discussion and Analysis - 2021 Peer Group”), and an assessment of both the equity compensation, and an evaluation of the type of equity instruments being awarded. The following table sets forth cash amounts and the value of equity compensation awarded to, earned by, or paid to our non-employee directors for their service in 2021:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Total ($)
Muna Bhanji(3)	39,247	600,017	639,264
John L. Bishop	65,000	299,968	364,968
Fred E. Cohen(4)	22,969	—	22,969
Karin Eastham	65,000	299,968	364,968
Robert S. Epstein	57,716	299,968	357,684
Kevin K. Gordon	65,000	299,968	364,968
Jens Holstein	56,250	299,968	356,218
Evan Jones	63,334	299,968	363,302
Tina S. Nova(5)	4,583	—	4,583

(1)
Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”) for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2021. There can be no assurance that stock awards will settle (in which case no value will be realized by the individual) or that the value on settlement will approximate the fair value as computed in accordance with ASC 718.

(2)
The following sets forth the number of shares of common stock subject to outstanding options or stock awards held by non-employee directors at December 31, 2021 (Dr. Nova, resigned from our Board of Directors on February 2, 2021 in connection with our acquisition of Decipher, and rejoined us as an executive in March 2021).:

Name	Number of Shares
Muna Bhanji	11,541
John L. Bishop	93,720
Fred E. Cohen	20,000
Karin Eastham	107,470
Robert S. Epstein	83,720
Kevin K. Gordon	63,720
Jens Holstein	43,720
Evan Jones	83,720
Tina S. Nova	105,000

(3)	Ms. Bhanji was appointed to our Board of Directors on March 19, 2021.

(4)	Dr. Cohen’s term on our Board of Directors expired at the 2021 Annual Meeting of Stockholders on June 7, 2021.

(5)	In connection with our acquisition of Decipher, Dr. Nova resigned from our Board of Directors on February 2, 2021.
Directors who are employees do not receive any fees or equity awards for their service on the Board of Directors or any committee. Our non-employee directors receive an annual cash retainer of $40,000 for their service on our Board of Directors. Members of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee, other than the chair of each such committee, receive an additional annual cash retainer of $10,000, $7,500, $5,000 and $5,000, respectively. The chair of our audit committee, compensation committee, nominating and corporate governance committee and regulatory and compliance committee each receive an additional annual cash retainer of $20,000, $15,000, $10,000 and $10,000, respectively. Additionally, the individual acting as Lead Independent Director of the Board of Directors receives an additional annual cash retainer of $25,000. All annual cash retainers are payable quarterly in arrears and are pro-rated for partial service in any year. We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board of Directors and committee meetings in accordance with our travel policy.
Our compensation policy for non-employee directors provides for the grant of restricted stock units (“RSUs”) to our non-employee directors, as described below. Our compensation policy for non-employee directors currently provides that any non-employee director who first joins our Board of Directors is automatically granted RSUs valued on the grant date at $600,000 (the “Initial RSUs”). The Initial RSUs will vest as to one-third of those shares on each of the first, second and third annual anniversaries of the date of grant. In addition, on the first business day after each annual meeting of stockholders, each non-employee director who continues to serve on our Board of Directors and who has served as a director for at least six months will be automatically granted RSUs valued on the grant date at $300,000 (the “Annual RSUs”). The Annual RSUs will vest in full on the first anniversary of the date of grant or, if earlier, the date of the next annual meeting of stockholders. In February 2022, after considering the information, analysis and recommendation provided by Aon, including data regarding compensation paid to non-employee directors, and the types of equity instruments used, by companies in our “peer group,” our compensation committee recommended and our Board of Directors determined it was reasonable and appropriate to modify the equity portion of our compensation policy for non-employee directors to reduce value of the Initial RSUs to $500,000 and to reduce the Annual RSUs to $250,000. These grants and their terms are set forth in our 2013 Stock Incentive Plan. The vesting of the options and RSUs described above will accelerate in full upon a “change in control” as defined in our 2013 Stock Incentive Plan. Pursuant to the terms of the 2013 Stock Incentive Plan, no non-employee director may receive equity awards under our 2013 Stock Incentive Plan that, when combined with cash compensation received for service as a non-employee director, exceeds $750,000 in value in any calendar year, which amount shall instead be $1,500,000 in value in the calendar year in which such director first joins our Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for 2022. Ernst & Young LLP has audited our financial statements since 2014. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees and Services
The following table presents fees billed for professional audit services and other services rendered to us by Ernst & Young LLP for 2021 and 2020.

	Year Ended December 31,
	2021	2020
Audit Fees(1)	$2,437,913	$1,084,300
Audit-related Fees(2)	48,500	—
Tax Fees(3)	164,800	—
All Other Fees(4)	3,285	3,095
Total	$2,654,498	$1,087,395

(1)
Audit fees include fees and out-of-pocket expenses, whether or not yet invoiced, for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Audit-related fees include fees for consultations on accounting and reporting matters for acquisitions.

(3)	Tax fees consist of tax consulting services.

(4)	Other fees consist of consultations not related to audit or tax fess and access to an online accounting literature database.

Pre-approval Policies and Procedures
Our audit committee's policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All of the services provided were pre-approved to the extent required. During the approval process, the audit committee considers the impact of the types of services and the related fees on the independence of the independent registered public accounting firm. The services and fees must be deemed compatible with the maintenance of that firm’s independence, including compliance with rules and regulations of the SEC. Throughout the year, the audit committee will review any revisions to the estimates of audit and non-audit fees initially approved.

Required Vote

Ratification will require the vote of a majority of the shares present and entitled to vote at the Annual Meeting. Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

The Board of Directors Recommends a Vote “FOR” Ratification of Ernst & Young LLP as our Independent Registered Public Accounting Firm.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the rules of the SEC, we are providing stockholders with an opportunity to make a non-binding, advisory vote on the compensation of our named executive officers. This non-binding advisory vote is commonly referred to as a “say on pay” vote. The non-binding advisory vote on the compensation of our named executive officers, as disclosed in this Proxy Statement, will be determined by the vote of a majority of the shares present at the Annual Meeting or voting by proxy and entitled to vote. Abstentions have the same effect as votes “AGAINST” this proposal.
Stockholders are urged to read the “Executive Compensation” section of this Proxy Statement, which discusses how our executive compensation policies and procedures implement our compensation philosophy and contains tabular information and narrative discussion about the compensation of our named executive officers. The compensation committee and the Board of Directors believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving our goals. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that our stockholders approve, on a non-binding advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion and the other related disclosures.”
As an advisory vote, this proposal is not binding. However, our Board of Directors and compensation committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors Recommends a Vote “FOR” Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the number of shares of common stock beneficially owned on April 18, 2022, by:
•each person who is known by us to beneficially own 5% or more of our common stock;
•each of our named executive officers and directors; and
•all of our current executive officers and directors as a group.
We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and dispositive power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 71,443,400 shares of common stock outstanding at April 18, 2022. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options and RSUs held by that person that are currently exercisable or settleable or exercisable or settleable within 60 days of April 18, 2022, the Record Date for the Annual Meeting. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.
Except as otherwise set forth below, the address of each beneficial owner is 6000 Shoreline Court, Suite 300, South San Francisco, California 94080.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned
5% Stockholders:
ARK investment Management LLC (2)	8,222,281	11.5%
Entities affiliated with The Vanguard Group (3)	6,595,344	9.2%
Blackrock, Inc. (4)	6,273,553	8.8%
Wellington Management Group LLP (5)	5,078,827	7.1%
Entities affiliated with Artisan Partners Limited Partnership (6)	4,956,409	6.9%
Invesco Ltd. (7)	4,114,031	5.8%
William Blair Investment Management, LLC (8)	3,943,073	5.5%

Directors and Named Executive Officers:
Bonnie H. Anderson (9)	1,410,160	1.9%
Marc Stapley (10)	46,677	*
Rebecca Chambers	—	*
Giulia C. Kennedy (11)	27,674	*
Jane Alley (12)	7,236	*
Keith Kennedy (13)	—	*
James Erlinger III (14)	—	*
John Bishop (15)	93,720	*
Muna Bhanji (16)	3,847	*
Karin Eastham (17)	107,740	*
Robert S. Epstein, M.D., M.S. (18)	83,720	*
Kevin K. Gordon (19)	63,720	*
Evan Jones (20)	183,373	*
Jens Holstein (21)	22,386	*
All directors and executive officers as a group (13 persons) (22)	2,138,189	2.9%

*	Less than 1%

(1)
Unless otherwise indicated, includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise indicated, shares are owned of record and beneficially by the named person.

(2)
Based on a Schedule 13G filed on February 9, 2022, ARK Investment Management LLC has sole voting power with respect to 7,605,789 shares, shared voting power with respect to 611,742 shares and sole dispositive power with respect to 8,222,281 shares of our common stock. The address of ARK Investment Management LLC is 3 East 28th Street, 7th Floor, New York, NY, 10016.

(3)	Based on a Schedule 13G filed on February 10, 2022, entities affiliated with The Vanguard Group have shared voting power with respect to 56,320 shares and sole or shared dispositive power with respect 6,595,344 shares of our common stock. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355

(4)
Based on a Schedule 13G filed on February 3, 2022, Blackrock, Inc. has sole voting power with respect to 6,038,959 shares and dispositive power with respect to 6,273,553 shares of our common stock. The address of Blackrock, Inc. is 55 East 52nd Street, New York, NY, 10055.

(5)
Based on a Schedule 13G filed on February 4, 2022, Wellington Management Group LLP has shared voting power with respect to 4,471,892 shares and shared dispositive power with respect to 5,078,827 shares of our common stock. The address of Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(6)	Based on a Schedule 13G filed on February 4, 2022, entities affiliated with Artisan Partners Limited Partnership have shared voting power with respect to 4,135,905 shares and shared dispositive power with respect 4,956,409 shares of our common stock. The address of Artisan Partners Limited Partnership is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.

(7)	Based on a Schedule 13G filed on February 10, 2022, Invesco Ltd. has sole voting power with respect to 3,8690,70 shares and dispositive power with respect to 4,114,031 shares of our common stock. The address of Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(8)	Based on a Schedule 13G filed on February 10, 2022, William Blair Investment Management, LLC has sole voting power with respect to 3,5976,97 shares and dispositive power with respect to 3,943,073 shares of our common stock. The address of William Blair Investment Management, LLC is 150 North Riverside Plaza, Chicago, IL 60606.

(9)	Consists of (i) 28,151 shares of our common stock held by Ms. Anderson, (ii) options to purchase 1,157,474 shares of our common stock held by Ms. Anderson that are exercisable within 60 days of April 18, 2022, (iii) 7,057 restricted stock units vesting within 60 days of April 18, 2022, and (iv) 217,478 of our common stock held by the Bonnie H. Anderson Living Trust.

(10)	Consists of (i) 474 shares of our common stock held by Mr. Stapley, (ii) options to purchase 34,512 shares of our common stock held by Mr. Stapley that are exercisable within 60 days of April 18, 2022, and (iii) 11,701 restricted stock units vesting within 60 days of April 18, 2022.

(11)	Consists of (i) 1,574 shares of our common stock held by Ms. Kennedy, (ii) options to purchase 24,069 shares of our common stock held by Ms. Kennedy that are exercisable within 60 days of April 18, 2022, and (iii) 2,031 restricted stock units vesting within 60 days of April 18, 2022.

(12)	Consists of (i) 5,049 shares of our common stock held by Ms. Alley, (ii) options to purchase 1,750 shares of our common stock held by Ms. Alley that are exercisable within 60 days of April 18, 2022, and (iii) 437 restricted stock units vesting within 60 days of April 18, 2022. Ms. Alley will resign from our company effective June 30, 2022.

(13)	Mr. Kennedy retired from our company in May 2021.

(14)	Mr. Erlinger retired from our company in July 2021.

(15)	Consists of (i) options to purchase 85,000 shares of our common stock held by Mr. Bishop that are exercisable within 60 days of April 18, 2022 and (ii) 8,720 restricted stock units vesting within 60 days of April 18, 2022.

(16)	Consists of 3,847 shares of our common stock held by Ms. Bhanji.

(17)	Consists of (i) options to purchase 98,750 shares of our common stock held by Ms. Eastham that are exercisable within 60 days of April 18, 2022 and (ii) 8,720 restricted stock units vesting within 60 days of April 18, 2022.

(18)	Consists of (i) options to purchase 75,000 shares of our common stock held by Mr. Epstein that are exercisable within 60 days of April 18, 2022 and (ii) 8,720 restricted stock units vesting within 60 days of April 18, 2022.

(19)	Consists of (i) options to purchase 55,000 shares of our common stock held by Mr. Gordon that are exercisable within 60 days of April 18, 2022 and (ii) 8,720 restricted stock units vesting within 60 days of April 18, 2022.

(20)
Consists of (i) 35,000 shares of our common stock held by Mr. Jones, (ii) options to purchase 70,000 shares of our common stock that are exercisable within 60 days of April 18, 2022, (iii) 8,720 restricted stock units vesting within 60 days of April 18, 2022, and (iii) 69,653 shares held by jVen Capital, LLC, of which Mr. Jones is Managing Member.

(21)	Includes (i) 2,000 shares of our common stock held by Mr. Holstein, (ii) options to purchase 11,666 shares of our common stock which are exercisable within 60 days of April 18, 2022, and (iii) 8,720 restricted stock units vesting within 60 days of April 18, 2022.

(22)	Includes (i) 378,609 shares of our common stock, (ii) options to purchase 1,686,471 shares of our common stock that are exercisable within 60 days of April 18, 2022, and (iii) 73,109 restricted stock units vesting within 60 days of April 18, 2022.

EXECUTIVE OFFICERS
    The names of our executive officers, their ages and their positions as of April 18, 2022 are shown below:

Name	Age	Position
Marc Stapley	52	Chief Executive Officer and Director
Bonnie Anderson	64	Executive Chair and Director
Rebecca Chambers	44	Chief Financial Officer
Giulia C. Kennedy, Ph.D.	62	Global Chief Scientific Officer and Chief Medical Officer
Annie McGuire	42	General Counsel
Tina S. Nova, Ph.D.	68	President, CLIA U.S.
Executive Officer Information

For information regarding Mr. Stapley and Ms. Anderson, please refer to “Proposal No. 1- Election of Directors.”
Rebecca Chambers has served as our Chief Financial Officer since July 2021. Prior to her appointment, Ms. Chambers served as Chief Financial Officer of Outset Medical, Inc., a medical technology company, from June 2019 to July 2021. Prior to that, Ms. Chambers served in a number of roles at Illumina, Inc., a genetic tools company, including as the Vice President, Financial Planning and Analysis from July 2017 to May 2019, as Vice President, Investor Relations and Treasury from April 2015 to June 2017, and as Senior Director, Investor Relations from October 2012 to April 2015. Previously, Ms. Chambers served as Head of Investor Relations and Corporate Communications at Myriad Genetics, Inc., a molecular diagnostic company, from January 2011 to October 2012, and Senior Manager, Investor Relations at Life Technologies, Inc., a biotechnology company, from May 2009 to December 2010. She also previously held positions with Bank of America, a financial services company, and Millennium Pharmaceuticals, a biopharmaceutical company. Ms. Chambers also currently serves on the board of Inari Medical, Inc., a medical device company focused on venous diseases. Ms. Chambers holds a B.S. from John Carroll University and an M.B.A. from The S.C. Johnson Graduate School of Management, Cornell University.

Giulia C. Kennedy, Ph.D., has served as our Chief Scientific Officer since September 2008 and became our Chief Medical Officer in January 2018. Prior to joining us, Dr. Kennedy was a Senior Director at Affymetrix, Inc., a microarray technology company, where she served from January 2000 to March 2008. Prior to joining Affymetrix, Dr. Kennedy served in scientific roles at Chiron Corporation and Millennium Pharmaceuticals, Inc., both of which are biotechnology companies. Dr. Kennedy holds a B.S. in Applied Science from Youngstown State University and a Ph.D. in Biochemistry from Case Western Reserve University School of Medicine. She completed her postdoctoral training in the Biochemistry Department and Hormone Research Institute at the University of California, San Francisco.

Annie McGuire has served as our General Counsel since February 2022. Prior to joining us, Ms. McGuire served as General Counsel and Corporate Secretary at Rakuten Medical, Inc., a biotechnology company developing cellular therapies, from April 2021 to February 2022. Ms. McGuire previously served as Vice President, Legal of MyoKardia, Inc., a biotechnology company, from August 2020 to April 2021, through its acquisition by Bristol Myers Squibb. Prior to MyoKardia, Ms. McGuire served in several senior legal positions including executive compensation, employment, M&A and healthcare, as well as serving as the head of compliance for the bone health and cardiovascular business unit, at Amgen, Inc., a global biopharmaceutical company, from June 2007 to August 2020. Ms. McGuire began her career as an associate at the law firm Proskauer Rose LLP in New York and is admitted to the New York Bar. Ms. McGuire holds a Bachelor’s Degree from Pace University and a Juris Doctor from New York Law School.

Tina S. Nova, Ph.D. has served as our President, CLIA U.S. since January 2022. Prior to that, Dr. Nova served on our Board of Directors from November 2015 to February 2021 and as our General Manager, Thyroid and Urologic Cancers from March 2021 to January 2022. Dr. Nova previously served as President and Chief Executive Officer of Decipher, a molecular diagnostics company, from August 2018 until its acquisition by the Company in March 2021. Prior to Decipher, Dr. Nova served as President and Chief Executive Officer of Molecular Stethoscope, Inc., a molecular diagnostics company, from September 2015 to July 2018. Dr. Nova served as senior vice president and general manager of Illumina Inc.’s oncology business unit from July 2014 to August 2015. From March 2000 to April 2014, Dr. Nova founded and served as a member of the board of directors, President and Chief Executive Officer of Genoptix, Inc., a medical laboratory, which was acquired in 2011 by Novartis Pharmaceuticals Corporation, a pharmaceutical company. Dr. Nova also held senior positions with Nanogen, Inc., a molecular diagnostics and biomedical research company, Ligand Pharmaceuticals, Inc., a biopharmaceutical company, and Hybritech, Inc., a monoclonal antibody development company. Dr. Nova served on the board of directors of Arena

Pharmaceuticals, Inc. from September 2004 to its acquisition in March 2022, and was chairman of its board of directors from June 2013 to June 2016. She also serves on the board of directors of Exagen, a diagnostic company. Dr. Nova is vice chairman of the board of directors of the Rady Pediatric Genomics and Systems Medicine Institute, which is part of Rady Children’s Hospital-San Diego. Dr. Nova received a B.S. degree in Biological Sciences from the University of California, Irvine and a Ph.D. in Biochemistry from the University of California, Riverside.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis (“CD&A”) provides an overview of our executive compensation philosophy, the objectives of our executive compensation program and each compensation component that we provide. In addition, we explain how and why our Compensation Committee arrived at specific compensation policies and decisions involving our named executive officers for the year ended December 31, 2021. This CD&A is intended to be read in conjunction with the immediately following tables, which include historical context of pay.

The following executive officers constituted our Named Executive Officers (“NEOs”) for the year ended December 31, 2021:

Name	Position
Marc Stapley (1)	Chief Executive Officer and Director
Beverly Jane Alley (2)	Vice President, Accounting, Former Chief Financial Officer
Bonnie Anderson (3)	Co-founder and Executive Chair, Former Chief Executive Officer
Rebecca Chambers (4)	Chief Financial Officer
James Erlinger III (5)	Former Executive Vice President and General Counsel
Giulia C. Kennedy	Global Chief Scientific Officer and Chief Medical Officer
Keith Kennedy (6)	Former Chief Operating Officer and Chief Financial Officer

(1) Mr. Stapley was hired as Chief Executive Officer in June 2021.
(2) Ms. Alley acted as Chief Financial Officer from May 2021 until July 2021, at which point she became Vice President, Corporate Controller and Principal Accounting Officer. Ms. Alley ceased to hold the title of Principal Accounting Officer on February 22, 2022 and was appointed Vice President, Accounting.

(3) Ms. Anderson resigned as Chief Executive Officer in June 2021 and at that point was appointed Executive Chair of the Board of Directors.
(4) Ms. Chambers was hired as Chief Financial Officer in July 2021.
(5) Mr. Erlinger retired from our company in July 2021.
(6) Mr. Kennedy retired from our company in May 2021.

Executive Summary

2021 was a pivotal year for Veracyte as we operated swiftly and strategically, including the acquisitions of Decipher and HalioDx SAS ("HalioDx"), which we believe positions us to achieve our vision of becoming a global diagnostics leader. Veracyte achieved numerous key strategic initiatives and milestones that benefit our near- and long-term growth.

Certain financial and operational highlights of 2021 included:

Total Revenues: $219.5 million (increase of 87%)

Completed the acquisitions of Decipher and HalioDx,

The Decipher acquisition expanded our genomic testing menu into urologic cancers and provides us with the Decipher GRID (Genomic Resource for Intelligent Discovery), a platform and database that helps drive biopharmaceutical partnerships, KOL engagement and pipeline development in urologic cancers.

The HalioDx acquisition brought us the capabilities and expertise to manufacture our own IVD test kits for use on the nCounter Analysis System, deepened our scientific expertise into the rapidly growing area of immuno-oncology, and expanded our reach into colon cancer with the Immunoscore test. In totality, we believe these acquisitions both expand our menu of high-performance tests and provide us with the assets and skills necessary to drive global expansion.

Grew test volume to 78,565 in 2021 (increase of 77%)
Published clinical utility studies for the Afirma, Percepta and Envisia genomic classifiers in the Journal of the American Society of Cytopathology, BMC Pulmonary Medicine and AnnalsATS, respectively.
Broadened the clinical evidence for the Decipher Prostate Genomic Classifier including the presentation of data from a randomized Phase 3 trial at ASCO Genitourinary Symposium which demonstrated the test’s ability to guide therapy in men with intermediate-risk prostate cancer.
Commercially launched the Decipher Bladder Genomic Classifier in November 2021 following a Medicare coverage policy and publication of strong clinical validation data in the Journal of Urology.
Began running the Percepta Nasal Swab test for improved early detection of lung cancer in Veracyte’s CLIA lab and returned results to the first patients as we began to assemble the clinical utility evidence to support future reimbursement and guideline inclusion.

Augmented and reorganized the leadership team to deliver on Veracyte’s global strategic vision.
Changes in 2021 included:
•Marc Stapley was appointed Chief Executive Officer on June 1st.
•Effective that same date, Bonnie Anderson resigned as Chief Executive Officer and was appointed our Executive Chair.
•On July 19th, Rebecca Chambers was named our Chief Financial Officer.

Chief Executive Officer Transition

Appointment of Mr. Stapley as Chief Executive Officer

Mr. Stapley was appointed our Chief Executive Officer effective June 1, 2021. We believe Mr. Stapley has extensive industry knowledge and highly relevant experience that is fundamental to our continued growth and commitment to the creation of sustainable stockholder value. In developing the compensation package for Mr. Stapley, the Compensation Committee and our Board of Directors reviewed an analysis of competitive market data prepared by Aon, which is the Compensation Committee’s independent compensation consultant. The Compensation Committee and the Board of Directors gave careful consideration to, among other factors, the compensation structure and levels that were deemed reasonable and necessary to incentivize Mr. Stapley to accept the offer; the expected role and responsibilities of our Chief Executive Officer position; Mr. Stapley’s depth of knowledge and unique ability to execute on our strategy given his prior experience, including his experience as chief executive officer of Helix OpCo, LLC, a genomics company, and as Chief Financial Officer at Illumina, a leading DNA-sequencing and array-based technology company; our retention objectives; how Mr. Stapley’s compensation compared to our former Chief Executive Officer’s compensation; and the size of Mr. Stapley’s proposed new equity awards and their ability to align incentives toward achievement of our strategic objectives. The Compensation Committee and our Board of Directors believed that Mr. Stapley’s compensation should be principally tied to long-term stockholder value creation and, accordingly, determined to grant a substantial portion of his compensation in the form of equity-based incentives.

Mr. Stapley’s initial compensation arrangements as set forth in his employment offer letter are as follows:
•an annual base salary of $600,000;
•a target annual cash bonus opportunity equal to 100% of his annual base salary, prorated for the number of days he was employed as Chief Executive Officer in 2021;
•an option to purchase approximately $3 million in shares of our common stock (“Common Stock”), vesting as to 1/4th of such shares on June 1, 2022, and then in equal monthly installments over the following 36 months, so long as Mr. Stapley continues to provides services to us through such vesting dates;
•an RSU grant representing the opportunity to receive an aggregate of approximately $2 million in shares of Common Stock, with the shares underlying the RSU vesting as to 1/4th of such shares on June 2, 2022, and then in equal quarterly installments over the following 12 quarters, so long as Mr. Stapley continues to provide services to us through such vesting dates; and
•a performance-based restricted stock unit (“PSU”) grant representing the opportunity to receive an aggregate of approximately $1 million in shares of Common Stock, vesting as to 1/3rd of the shares covered by such PSU Award upon the Board of Directors’ determination that Veracyte achieved certain performance metrics for the year ending December 31, 2022, and as to 2/3rds of the shares covered by such PSU Award upon the Board of Directors’ determination that Veracyte achieved certain performance metrics for the year ending December 31, 2023, on the same terms and conditions as performance-based restricted stock units granted to our other executive officers in February 2021 (which are described below under “—Equity Awards”), and so long as Mr. Stapley continues to provides services to us through such vesting dates.

As described above, Mr. Stapley’s new hire compensation primarily consisted of equity awards that serve to align Mr. Stapley's incentives toward achievement of our strategic objectives and align interests with those of our stockholders. The equity awards helped to incentivize Mr. Stapley to accept the appointment as our Chief Executive Officer.

In addition, Mr. Stapley has entered into our standard form of severance and change in control agreement, (“Stapley Change in Control Agreement”), which entitles Mr. Stapley to certain severance payments and other benefits if his employment is terminated by us without “cause,” or upon his resignation for “good reason,” each as defined in the Stapley Change of Control Agreement. Upon any such termination of Mr. Stapley’s employment not related to a “change of control,” as defined in the Stapley Change of Control Agreement, he would be entitled to receive: a severance payment equal to 100% of his then-current base salary; a prorated amount of his target bonus for the then-current fiscal year based upon our actual performance for such year; and reimbursement for any COBRA coverage elected by Mr. Stapley for himself and his covered dependents through the earlier of (i) 12 months following such termination and (ii) the date Mr. Stapley and his covered dependents become eligible for coverage under another employer’s plans. If Mr. Stapley’s termination without “cause” or resignation for “good reason” occurs between two months prior to and 12 months following a change of control of Veracyte, then he would be entitled to receive: a severance payment equal to 200% of his then-current base salary; a bonus payment equal to 200% of the greater of: (A) the greater of (x) Mr. Stapley’s target bonus for the fiscal year in which the change of control occurs or (y) Mr. Stapley’s target bonus as in effect for the fiscal year in which the termination of his employment occurs, or (B) Mr. Stapley’s actual bonus for performance during the calendar year prior to the calendar year during which the termination of employment occurs; reimbursement for any COBRA coverage elected by Mr. Stapley for himself and his covered dependents through the earlier of (i) 24 months following such termination and (ii) the date Mr. Stapley and his covered dependents become eligible for coverage under another employer’s plans; and 100% vesting acceleration of then-unvested and outstanding equity awards, provided that for any then-unvested and outstanding performance-based equity awards, any applicable performance criteria will be deemed achieved at the target level unless otherwise set forth in the applicable award agreement.

Our Board of Directors and Compensation Committee considered these post-employment compensation arrangements reasonable and necessary to incentivize Mr. Stapley to accept employment as our Chief Executive Officer. For further information on Mr. Stapley’s severance and change in control benefits, see “—Potential Payments Upon Termination or Change in Control” below.

Resignation of Ms. Anderson as Chief Executive Officer and Appointment as Executive Chair

Our Board of Directors worked carefully to ensure a smooth leadership transition in connection with Ms. Anderson’s resignation from her role as our Chief Executive Officer. As part of a succession plan, Ms. Anderson was appointed as our Executive Chair.

Ms. Anderson resigned from her role as our Chief Executive Officer and was appointed our Executive Chair effective June 1, 2021. In connection with her appointment as Executive Chair, we entered into a services agreement with Ms. Anderson under which Ms. Anderson continued to receive payment of her then current base salary of $650,000 through December 31, 2021, and remained eligible to participate in our annual bonus plan for 2021, with a target annual bonus of 100% of her base salary. Our Board of Directors determined to maintain Ms. Anderson’s compensation as Executive Chair at current levels upon her transition due to, among other things, the length of time she served in 2021 as our Chief Executive Officer, the anticipated level of services she would provide as Executive Chair and the value she would continue to contribute during this pivotal transition. In April 2022, Ms. Anderson’s Executive Chair Agreement was further amended as discussed under “—Employment or Letter Agreements—Bonnie H. Anderson.”

Ms. Anderson’s outstanding equity awards of stock options, RSUs and PSUs continue to vest subject to Ms. Anderson’s continued service to us. While she is Executive Chair, Ms. Anderson continues to be eligible to participate in our benefit programs.

Ms. Anderson did not receive any severance or other payments as a result of her resignation as our Chief Executive Officer. Through December 31, 2021, Ms. Anderson’s Severance and Change in Control Agreement (“Anderson Change in Control Agreement”) remained unchanged, except that its definition of “good reason” was modified to remove protection of duties and responsibilities. As of January 1, 2022, the Anderson Change in Control Agreement was modified to eliminate vesting acceleration in the event of a termination without “cause” or resignation for “good reason” outside of a “change in control,” each as defined in the Anderson Change of Control Agreement. In the event of a termination without “cause” or resignation for “good reason” in connection with a “change in control,” Ms. Anderson continues to be eligible for the current severance and acceleration benefits, provided under the Anderson Change in Control Agreement without modification. Moreover, in the event a change in control occurs, and at such time Ms. Anderson is serving as a member of our Board of Directors but is no longer employed as Executive Chair, then she will be entitled to immediate acceleration of all her then-outstanding and unvested stock options, RSUs and PSUs.

Our Board of Directors and Compensation Committee considered these post-employment compensation arrangements reasonable and necessary to facilitate and ensure an orderly transition of Ms. Anderson’s duties and responsibilities. For further information on Ms. Anderson’s severance and change in control benefits, see “—Potential Payments Upon Termination or Change in Control” below.

Pay Program Overview
We believe that the design and structure of our pay program, and, in particular our incentive plans, support our business strategy and organizational objectives while successfully aligning executive focus and interest with that of stockholders. Our compensation programs are designed to reward our executives for superior short- and long-term performance. All pay elements, and the safeguards and governance features of the program, have been carefully chosen and implemented to align with our pay philosophy and objectives.

In doing so, our Compensation Committee uses the following framework to achieve these objectives:

Base Salary
•Base salaries are set to be competitive within our industry and are important in attracting and retaining talented executives.
•Base salaries are fixed pay set with consideration for responsibilities, market data and individual contribution.

Annual Cash Incentives
•The annual cash incentive award plan is intended to motivate and reward our executives for the achievement of certain strategic goals of Veracyte set by our Board of Directors.
•In 2021, our annual incentives were based on key corporate objectives, including product revenue, cash flow from operations, and pipeline development goals, as well as individual contributions.

Long-Term Equity Incentives
•Long-term equity awards incentivize executives to deliver long-term stockholder value, while also providing a retention vehicle for our top executive talent.
•Equity awards are typically delivered as:
◦Stock options
◦RSUs
◦Targeted PSUs in certain years

2021 Target Pay Mix
Consistent with our philosophy of aligning executive pay with Veracyte's short- and long-term performance, and to align the interests of management and stockholders, our compensation programs are designed to provide the majority of executive compensation in the form of variable, at-risk, incentive pay. For 2021, our Compensation Committee structured target pay packages for NEOs with the following traits:

Notes: Chief Executive Officer Pay mix includes an average mix for Ms. Anderson and Mr. Stapley. NEO Pay Mix includes all other NEOs. Includes target annual incentives and the grant date fair value of new hire and annual equity grants.

Compensation Governance
Our Compensation Committee is responsible for oversight of Veracyte's compensation program and practices. The committee maintains a pay program defined by robust corporate governance and a commitment to stockholder interests. We have committed to numerous practices and safeguards to ensure the compensation program does not misalign those interests. These include:

What We Do
•Pay-for-performance philosophy and culture
•An appropriate mix of short and long-term incentives for our executives
•Responsible use of shares under our long-term incentive program
•Engage an independent compensation consultant
•Perform an annual risk assessment of our compensation program
•Appropriate stock ownership requirements for all executives and non-executive directors
•“Double-trigger” change-in-control provisions
•Annually conduct Say-on-Pay vote

What We Don't Do	•No excise tax gross-ups •No excessive perquisites •No repricing of stock option awards without stockholder approval •No discounted stock option awards •No hedging or pledging of our stock

Say-on-Pay Results

Veracyte received approximately 92.4% support from stockholders for our 2021 say-on-pay proposal. The Compensation Committee is appreciative of this support and believes it indicates that stockholders are supportive of our pay program structure and the alignment we have created between management and stockholder interests. The Compensation Committee will continue to consider the results of future stockholder votes, along with other forms of stockholder input and feedback, when structuring executive pay.

Executive Compensation Philosophy and Objectives

We have designed our executive compensation program to reward our executive officers, including our named executive officers, at a level consistent with our overall strategic and financial performance and to provide remuneration sufficient to attract, retain, and motivate them to exert their best efforts in the highly-competitive environment in which we operate. We believe in providing competitive compensation packages consisting of a combination of base salary, an annual cash bonus, and long-term incentive opportunities in the form of equity awards that are earned over a multi-year period. We believe the approach that has been adopted by our Compensation Committee, with an emphasis on variable cash compensation and equity awards, enables us to attract top talent, motivate successful short-term and long-term performance, satisfy our retention objectives, and align the compensation of our executive officers with our performance and long-term value creation for our stockholders.

Compensation Determination Process
Role of Compensation Committee
Our Compensation Committee oversees our compensation policies, plans and benefits programs and determines and approves or makes recommendations to our Board of Directors regarding the compensation of our executive officers. In addition, our Compensation Committee reviews and approves or makes recommendations to our Board of Directors with respect to our major compensation plans, policies and programs and assesses whether our compensation structure establishes appropriate incentives for officers and employees. The Compensation Committee conducts an annual review of all components of executive compensation for all executive officers, and approves compensation for all executive officers other than our Chief Executive Officer, for whom it recommends compensation to the Board of Directors. Chief Executive Officer compensation and overall bonus achievement are then approved by the independent members of our Board of Directors. The Compensation Committee also reviews and recommends non-employee directors’ compensation to the full Board of Directors on an annual basis. The Compensation Committee has the sole authority to select, retain, terminate and approve the fees and other retention terms of consultants as it deems appropriate to perform its duties for whom it makes compensation recommendations to the independent members of our Board of Directors.

Role of Management
Veracyte’s Chief Executive Officer is involved in the design and implementation of our executive compensation and is typically present at Compensation Committee meetings, except that the Chief Executive Officer is not present during any voting or deliberations on his compensation. In 2021, the Chief Executive Officer reviewed the analysis and recommendations of Aon with the Compensation Committee and made recommendations regarding proposed salary, cash bonus opportunities and equity awards for our officers (other than himself). Management also participates in conducting annual risk assessments and ensuring that any risks involving compensation are properly mitigated. The Compensation Committee exercises its discretion in accepting, rejecting and/or modifying any such executive compensation recommendations and approves all compensation and equity awards for all executive officers other than the Chief Executive Officer.
Role of Independent Compensation Consultant
The Compensation Committee retains an independent compensation consultant in order to provide professional expertise regarding a variety of executive compensation and market practices. The independent consultant assists the Compensation Committee in setting compensation and designing a comprehensive plan. In 2021, the Compensation Committee retained Aon to provide the Compensation Committee with the following services, focusing on all compensation components.
In 2021, Aon assisted the Compensation Committee with, among other things:

•Reviewing and modifying the compensation peer group;
•Executive and director market pay analysis;
•Development of executive and director pay programs;
•Evaluation of equity pay market analysis;
•Change in control and severance arrangement recommendations; and
•Drafting certain proxy disclosures, including this CD&A.
The Compensation Committee annually evaluates the independent compensation consultant’s independence and performance under the applicable SEC and Nasdaq listing standards. The Compensation Committee believes that working with an independent compensation consultant furthers our objectives to recruit and retain qualified executives, align their interests with those of stockholders and ensure that their compensation packages will appropriately motivate and reward ongoing achievement of business goals. The Compensation Committee conducted a specific review of its relationship with Aon in 2021, pursuant to the SEC rules and Nasdaq listing standards, and concluded that Aon’s work for the Compensation Committee did not raise any conflicts of interest.
Use of Competitive Data
To assess the competitiveness of our executive compensation program and compensation levels, our Compensation Committee, with the assistance of Aon, examines the competitive compensation data for senior executives of our peer companies examining pay overall, and each pay element.
The Compensation Committee uses a peer group to reference recent market data and understand the marketplace. However, the Compensation Committee also recognizes the importance of flexibility and considers other factors as well, such as individual performance, experience, history and scope of responsibility, current market conditions and the specific needs of the business at critical points in time. The Compensation Committee uses its best business judgment in setting pay with the peer group data as a reference point. The Compensation Committee conducts an annual assessment of the peer group in order to ensure that it reflects Veracyte’s most current financial and sector-specific standing.
2021 Peer Group
For our 2021 Peer Group, Aon helped the Compensation Committee identify companies similar to us with respect to sector and market capitalization, as well as revenue and headcount, to provide a broad perspective on competitive pay levels and practices. The committee also considers criteria from outside investors and the talent market when selecting the final criteria and list of companies. The following criteria was applied in developing the peer group used for 2021:
•Sector - Biotechnology/Pharmaceuticals, Life Sciences Tools and Services, and Health Care Equipment & Supplies companies;
•Market Capitalization - 0.25x to 3x Veracyte's market capitalization; and
•Revenue - 0.5x to 4x Veracyte's projected revenues.

Using these criteria, in September 2020 the following 20 companies were approved to comprise our 2021 peer group:

Adaptive Biotechnologies*	Berkeley Lights*	CareDx
Castle Biosciences*	Codexis	Exact Sciences
Fluidigm	GenMark Diagnostics	Guardant Health
Intersect ENT	Invitae	Luminex
NanoString Technologies	Natera	NeoGenomics
OraSure Technologies	Pacific Biosciences of California	Quanterix
Vericel
* New in 2021. Cutera, Genomic Health and Oxford Immunotec Global were removed from the list of companies from the prior year.

Consideration of Compensation Risk
Our compensation governance practices provide an appropriate framework for our executives to achieve our strategic goals without encouraging them to take excessive risks in their business decisions.
On an annual basis, the Compensation Committee conducts a thorough risk assessment of our compensation programs and practices to analyze whether they encourage employees to take excessive or inappropriate risks. After conducting this analysis, the Compensation Committee concluded our compensation programs are, on balance, consistent with market practice and do not present material risks to us.

Elements of Our Executive Compensation Program
To maintain a competitive and comprehensive pay package, we utilize three primary compensation vehicles to reward our executives: base salary, annual cash incentives, and long-term equity compensation. When setting our compensation practices, we ensure that our program will focus our executive officers on leading our entire organization toward achieving both short-term and long-term strategic, financial and operational goals, and increasing stockholder value, without encouraging excessive risk-taking.
Base Salaries
Base salaries serve to provide fixed cash compensation to our executive officers for performing their ongoing responsibilities. Base salaries for our executive officers are approved by the Compensation Committee upon the executive joining us, and then reviewed and adjusted, as appropriate, by the Compensation Committee on an annual basis, in consultation with Aon and based on consideration of various factors including:

•The individual’s role and responsibilities;
•Individual contribution and performance of the past year;
•Overall experience and expertise;
•Current Veracyte base salary;
•Corporate performance; and
•Salaries for similar positions within our industry.
Our Compensation Committee and, with respect to our Chief Executive Officer, the independent members of the Board of Directors, approved the following base salaries for our named executive officers in February 2021. Salaries for Mr. Stapley and Ms. Chambers, who joined Veracyte in June and July 2021, respectively, and Ms. Alley, who was promoted to Acting Chief Financial Officer in May 2021, were approved in connection with their respective appointments:

Executive	2020 Base Salary	2021 Base Salary	% Change
Marc Stapley(1)	$—	$600,000	N/A
Beverly Jane Alley(2)	$—	$300,000	N/A
Bonnie H. Anderson	$625,000	$650,000	4.0%
Rebecca Chambers(3)	$—	$450,000	N/A
James Erlinger III(4)	$400,000	$406,000	1.5%
Giulia C. Kennedy	$451,000	$469,050	4.0%
Keith Kennedy(5)	$450,000	$477,000	6.0%
(1) Mr. Stapley was hired as Chief Executive Officer in June 2021.
(2) Ms. Alley served as Acting Chief Financial Officer from May 2021 until July 2021 when she became Vice President, Corporate Controller and Principal Accounting Officer. Prior to Ms. Alley’s appointment as our Acting Chief Financial Officer, Ms. Alley served as our Vice President, Corporate Controller and Principal Accounting Officer since April 2021, as Executive Director, Corporate Controller from January 2021 to April 2021. Ms. Alley’s salary was increased to $300,000 in connection with her promotion to Acting Chief Financial Officer.
(3) Ms. Chambers was hired as Chief Financial Officer in July 2021.
(4) Mr. Erlinger retired from our company in July 2021.
(5) Mr. Kennedy retired from our company in May 2021.

In consideration of her role as Acting Chief Financial Officer, and as incentive for her to accept such position, Ms. Alley also received a one-time stipend of $100,000 upon commencement of her role.
2021 Annual Cash Incentives
We provide our executives, including our NEOs, with the opportunity to annually earn cash incentives to encourage the achievement of corporate objectives, and to reward those individuals who significantly impact our corporate results. Payments under our annual bonus plan are based on the achievement of corporate goals established by our Board of Directors. Actual performance against these metrics funds the annual bonus plan pool and threshold levels of performance must be met for the pool to be funded.
Each of our NEOs, except Mr. Kennedy and Mr. Erlinger who retired from Veracyte in May 2021 and July 2021, respectively, participated in our 2021 annual bonus plan. Executive officers who participate in this plan have an established annual incentive target, which is equal to a percentage of their base salary. The actual earned annual incentive bonus, if any, is calculated based on the bonus plan pool funding, pre-established Company performance metrics and any adjustments for individual performance as assessed by the Compensation Committee (taking into consideration the assessment by the Chief Executive Officer) for the NEOs, and by the Board of Directors for the Chief Executive Officer. For 2021, our NEOs had the annual bonus target opportunities set forth in the table below. There was no change to the target percentages from 2020 for incumbent NEOs.

Executive	Target Annual Incentive (as % of base salary)
Marc Stapley	100%
Beverly Jane Alley	35%
Bonnie Anderson	100%
Rebecca Chambers	55%
James Erlinger III	55%
Giulia Kennedy	55%
Keith Kennedy	55%

2021 Bonus Plan Awards
In February 2021, the independent members of our Board of Directors, on the recommendation of the Compensation Committee, approved corporate goals for our 2021 annual bonus plan. Under the plan, eligible employees, including our NEOs, were eligible to receive a cash bonus if we achieved the corporate goals approved by our Board of Directors, as described in the table below. With respect to our NEOs, the bonus pool could be funded from 0% to 100% based upon achieving certain annual revenue, cash flow from operations, pipeline/product and reimbursement goals as follows:

Financial (40%)	Pipeline/Product (30%)	Reimbursement & Guideline Readiness (30%)
•2021 total revenue of $200M (to achieve target payout level) (30%) •2021 annual cash flow from operations greater than negative $10M (10%)	•Envisia nCounter •Prosigna •Percepta Genomic Atlas	•Percepta Nasal Swab Manuscript •Percepta GSC Decision Impact Survey •Envisia Decision Impact Survey
Once the bonus pool is established based on Veracyte’s performance against the metrics above, an individual multiplier is applied based on each individual NEO’s contribution to our performance, as determined through an assessment of performance by the Chief Executive Officer with respect to the other NEOs. For 2021, the annual incentive bonuses for the Chief Executive Officer and Executive Chair were determined on Veracyte performance and do not include individual performance multipliers. Actual annual performance bonus awards paid out under the plan could be greater or less than the employee’s, including NEOs, individual targets, as determined by the independent members of our Board of Directors at their discretion, taking into account the recommendation of the Compensation Committee.
The Compensation Committee selected revenue as the primary financial performance measure to be used to determine annual cash bonuses as it is the best indicator of our growth in terms of aggregate test volume and sales, and successful execution of our annual operating plan. In addition, the Compensation Committee selected our net cash used in operating activities, which we also refer to as “cash flow from operations,” as a second key measure to be used to determine annual cash bonuses to provide incentive to manage our cash expenditures and navigate toward eventual profitability as we continue to grow. Together, these two metrics comprise 40% of the targeted payout under the 2021 Bonus Plan. In addition, given the importance of continuing to develop our product pipeline, the Compensation Committee selected certain product development milestones to determine an aggregate of 30% of the targeted payout. Finally, the Compensation Committee selected certain reimbursement and guideline readiness goals to determine an aggregate of 30% of the targeted payout because achievement of such goals will support our ability to drive payor reimbursement for our tests amidst multiple highly-complex regulatory regimes.
In February 2022, the independent members of our Board of Directors, on the recommendation of the Compensation Committee, approved cash bonus awards for 2021 performance. Our total revenue for 2021 was $219.5 million, which exceeded our goal of $200 million. For 2021, we determined our cash flow from operations to be positive $12.0 million, which exceeded our goal of greater than negative $10.0 million. In reaching this determination, our Board of Directors excluded acquisition-related expenditures of $43.6 million, as intended when the goal was set. Additionally, we achieved the target goals for reimbursement and guideline readiness. Regarding our Pipeline/Product goals, we made strategic decisions to focus our resources on the acquisition and integration of Decipher and HalioDx, which allowed us to add urologic cancers to our test menu and brought us the capabilities and expertise to manufacture our own IVD test kits for use on the nCounter Analysis System, respectively.
Each metric is calculated individually, and the sum of the calculations determines the potential bonus pool payout:

Metric	Weighting	Target (100%)	Actual
Financial:
Total Revenue	30%	$200M	$219.5M
Cash Flow from Operations	10%	($10M)	$12.0M
Pipeline/Product	30%	—	—
Reimbursement & Guideline Readiness	30%	—	—
Total	100%
All of our NEOs were compensated under this Veracyte plan. Acquired companies continued to operate under their own set of goals and bonus plans during the year, and were not included in the Veracyte plan. Based on a review of all goals and accomplishments, the independent members of our Board of Directors and Compensation Committee determined that the corporate goals were achieved at 70% - 100%. They further determined that it was appropriate to fund the bonus pool, and pay annual cash bonuses, at a greater achievement rate of 85% - 100% of the corporate goals. In making this determination, the Board of Directors and Compensation Committee acknowledged that achievement of the “Pipeline/Product” goal was rendered impossible because of the strategic decision to focus instead on successfully completing the acquisitions and successful integration of Decipher and HalioDx as they were transformative to our ability to drive global expansion with a broad menu of high-performance tests and international manufacturing. Our NEOs’ earned annual incentives for 2021 were as follows:

Executive	Original FY 2021 Opportunity			Actual
	2021 Base Salary	2021 Target Bonus (as a % of base salary)	Target Bonus ($)	Corporate Multiplier	Individual Performance Multiplier	2021 Earned Bonus
Marc Stapley[1,2]	$600,000	100%	$600,000	85%	—%	$297,500
Beverly Jane Alley[1,3]	$300,000	35%	$105,000	90%	100%	$94,500
Bonnie Anderson[2]	$650,000	100%	$650,000	85%	—%	$552,500
Rebecca Chambers[1]	$450,000	55%	$247,500	85%	100%	$95,036
James Erlinger III[4]	$400,000	55%	$220,000	—%	—%	$—
Giulia Kennedy	$469,050	55%	$257,978	85%	100%	$219,281
Keith Kennedy[5]	$477,000	55%	$262,350	—%	—%	$—

1 Mr. Stapley, Ms. Chambers, and Ms. Alley received a pro-rated bonus for the period served in their respective roles.
2 Mr. Stapley and Ms. Anderson, as executives responsible for our entire business, receive bonuses based entirely on corporate performance without an individual performance multiplier.
3 Ms. Alley was a vice president and the corporate multiplier was set to 90% for individuals at the vice president level.
4 Mr. Erlinger retired from Veracyte in July 2021, and therefore did not participate in the 2021 Bonus Plan.
5 Mr. Kennedy retired from Veracyte in May 2021, and therefore did not participate in the 2021 Bonus Plan.

Equity Compensation
A significant portion of executive pay is delivered as long-term incentives, or equity awards, which are designed to align executive officers’ interests with stockholder interests, promote retention through the reward of long-term company performance, and encourage ownership in our company. Equity awards are designed to encourage high performance by and long-term tenure for executive officers, thereby strongly aligning executive officers’ interests with the interests of our stockholders.
We have historically granted equity awards in the form of stock options and RSUs. We believe that stock options, which are granted with exercise prices equal to the fair market value of our common stock on the date of grant and vest over a four-year period, provide an appropriate long-term incentive for our executive officers, as the stock options provide value only to the extent that our stock price increases above the exercise price set at the date of grant. Likewise, we believe that RSU awards reward our executive officers with long-term stock price appreciation while simultaneously helping us retain our executive officers, as RSUs provide some value to the recipient even if the market price of our common stock declines following the grant date. In addition, because RSUs are usually granted in smaller amounts than stock options, RSUs allow us to offer a robust equity compensation program while also managing dilution.
The Compensation Committee believes that certain targeted PSUs can provide an appropriate long-term incentive for our executive officers, as PSUs reward our executive officers only to the extent certain performance measures aligned with driving increased stockholder value are met.
In 2018, we granted PSUs to certain executive officers to further incentivize our executives to drive long-term growth and promote alignment of our stockholders’ interests with the financial interests of our executives. These 2018 PSUs were achieved as of the end of December 31, 2019 and became fully vested on February 21, 2021, as described fully in our proxy statement for the year ended December 31, 2019.
In 2021, the Compensation Committee (and, in the case of our Chief Executive Officer, our Board of Directors), again granted PSUs to certain of our NEOs as a significant portion of their 2021 total equity compensation (“2021 PSUs”). The terms of these 2021 PSUs are described below.

The Compensation Committee initially determines the size of equity grants by considering the executive officer’s position and market data of our peer group companies as provided by Aon. The Compensation Committee then takes into consideration each named executive officer’s recent performance history, his or her potential for future responsibility and criticality of his or her work to the long-term success of our company and the retention value of outstanding awards. The Compensation Committee has the discretion to give relative weight to each of these factors as it sets the size of the equity grant to appropriately create an opportunity for reward based on increasing stockholder value. For newly hired or promoted executive officers, the Compensation Committee also takes into consideration the value needed to induce the individual to accept the position and to drive substantial performance. For a discussion of our Chief Executive Officer’s equity grants, please see “—Leadership Transition” above.
2021 Equity Grants
In February 2021 (except as noted below), the independent members of the Board of Directors, on the recommendation of the Compensation Committee, approved grants of annual equity awards to the NEOs in the following amounts:

Executive	Stock Options (#)	RSUs (#)	PSUs (#)
Marc Stapley[1]	138,051	46,807	23,404
Beverly Jane Alley[2]	6,000	12,500	—
Bonnie Anderson	40,000	20,000	17,224
Rebecca Chambers[3]	67,000	34,000	13,600
James Erlinger III	15,000	7,500	—
Giulia Kennedy	25,000	12,500	8,612
Keith Kennedy	30,000	15,000	8,612

1 Mr. Stapley was granted his equity awards on June 1, 2021 in connection with the commencement of his employment as our Chief Executive Officer. See above under “—Leadership Transition” for a discussion of Mr. Stapley’s equity grants.
[2] 5,500 of the RSUs listed above were granted to Ms. Alley on May 15, 2021 in connection with the commencement of her employment as our Acting CFO.
3 Ms. Chambers was granted her equity awards on July 19, 2021 in connection with the commencement of her employment as our Chief Financial Officer.

Time-Based Vesting Schedules
The Option awards (whether granted in February 2021 or upon commencement of a new position) vest and become exercisable as to 25% of the shares on the first anniversary of the date of grant, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the award for each month of continuous service thereafter (until the fourth anniversary of the date of grant).
The annual RSU awards granted in February 2021 vest as to 1/4 on the first anniversary of March 2, 2021 and then in equal quarterly installments over the following 12 quarters, based on continuing service on each vesting date.
Mr. Stapley’s RSU award granted in June 2021 will vest as to 1/4 on the first anniversary of June 2, 2021 and then in equal quarterly installments over the following 12 quarters, based on continuing service on each vesting date.
Ms. Chambers’ RSU award granted in July 2021 will vest as to 1/4 on the first anniversary of September 2, 2021 and then in equal quarterly installments over the following 12 quarters, based on continuing service on each vesting date.
Ms. Alley’s RSU award granted in connection with her promotion to Acting CFO in May 2021 will vest in full on May 15, 2022, or earlier in the event (i) there is a change in control of Veracyte or (ii) a new Chief Financial Officer is appointed and she ceases to serve as Veracyte’s Principal Accounting Officer or (iii) Ms. Alley’s employment is terminated without “cause” or she resigns for “good reason.” As Ms. Alley had no longer served as acting Chief Financial Officer upon appointment of Ms. Chambers in July 2021, her RSU award vested on March 1, 2022 upon further ceasing to serve as the Principal Accounting Officer.
Performance-Based Vesting Schedules
The 2021 PSU awards (whether granted in February 2021 or upon commencement of a new position) will vest as to 1/3 of the total number of shares subject to the PSU if our 2022 total revenue equals or exceeds a certain threshold and as to 2/3 of the total number of shares subject to the PSU if our 2023 total revenue equals or exceeds a further threshold, and if the officer remains in service with the Company on each such date. For purposes of the 2021 PSU awards, “revenue” means our total revenue calculated in accordance with U.S. Generally Accepted Accounting Principles, as reported in our annual financial statements for the applicable year.
Significant Competitive Harm in Disclosing Thresholds
We have not publicly disclosed the specific PSU performance thresholds because we believe advance disclosure of the thresholds could cause significant competitive harm to our business. The thresholds were purposefully set to be more aggressive than our disclosed guidance and long-term financial plan, and are fully achievable only by outperforming such guidance and plan. If specific thresholds were disclosed, they could be treated as the Company’s new guidance or long-term financial plan, which would not align with (i) the Company’s purpose of using the PSU performance thresholds to encourage exceptional out performance of our rigorous disclosed guidance and plan, and (ii) how the Company understands the role the PSU performance thresholds have in our long-term business and strategy. Disclosing the specific thresholds could also create a retention risk for our Chief Executive Officer and other Named Executive Officers, who are crucial to the execution of our next phase of growth by giving insight into the retentive value of the PSU awards. Companies competing for our top executive talent could use the thresholds’ rigor and the significant challenge of achieving the full award, depending on how many tranches have been earned and what remains of the performance period, to undercut the value of the PSU awards by offering a sign-on bonus or a more easily achievable compensation package to induce our Named Executive Officers to leave the Company. While we are not disclosing the thresholds in advance, we plan to appropriately disclose applicable achievements in a fiscal year in the following year’s proxy statement.

Additional Compensation Practices and Policies

Hedging, Derivative Securities Transactions, Short Selling, and Pledging
Under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from engaging in hedging or monetization transactions involving our securities, such as zero-cost collars and forward sale contracts, and may not contribute our securities to exchange funds that could be interpreted as having the effect of hedging in our securities. Further, our employees (including executive officers) and the non-employee members of our Board of Directors are prohibited from engaging in transactions involving options or other derivative securities on our securities, such as puts and calls, whether on an exchange or in any other market and from engaging in short sales of our securities, including short sales “against the box.”
Also, under our Insider Trading Policy, our employees (including our executive officers) and the non-employee members of our Board of Directors are prohibited from using or pledging our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by the designated compliance administrator pursuant to the Insider Trading Policy, which approval is limited to situations where the subject individual has demonstrated the financial capacity to repay the loan without resorting to the pledged securities).

Executive and Board Stock Ownership Guidelines

In February 2021, the Board of Directors adopted stock ownership guidelines for our executive officers. Under these guidelines, the Chief Executive Officer and each other individual serving as a C-Level executive officer and each member of our Board of Directors must achieve the requirement within five years of becoming subject to the policy.

Position	Requirement
Chief Executive Officer	3x base salary
C-level Officers other than Chief Executive Officer	1x base salary
Non-Employee Directors	3x annual cash retainer

For the purposes of determining stock ownership levels, the following forms of equity interests are included: shares owned by the executive officer directly, or held in trust for the benefit of, the executive officer or director or his or her immediate family members residing in same household or through trusts; and the “In-the-Money” value of vested stock option awards. The applicable guidelines must be met within the earliest of five years from: (i) joining Veracyte, (ii) promotion to an officer level or (iii) establishment of the guidelines.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Generally, Section 162(m) of the Internal Revenue Code disallows a tax deduction to any publicly-held corporation for any remuneration in excess of $1.0 million paid in any taxable year to its chief executive officer and each of its three next most highly-compensated named executive officers (other than its chief financial officer only for fiscal years prior to 2017). Remuneration in excess of $1.0 million may be deducted if, among other things, it qualifies as “performance-based compensation” within the meaning of the Internal Revenue Code.
The 2017 tax reform legislation removed the “performance-based compensation” exception from Section 162(m). Accordingly, awards made after November 2, 2017, generally are not eligible for the “performance-based compensation” exception and will not be deductible to the extent that they cause the compensation of the affected executive officers to exceed $1 million in any year. Awards that were made and subject to binding written contracts in effect on November 2, 2017, are “grandfathered” under prior law and can still qualify as deductible “performance-based compensation,” even if paid in future years. Our Compensation Committee will continue to monitor these awards and endeavor to ensure that they are deductible if and when paid. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation and to structure a program that we consider to be the most effective in attracting, motivating and retaining key employees.
Taxation of “Parachute” Payments and Deferred Compensation.
Sections 280G and 4999 of the Internal Revenue Code provide that named executive officers and directors who hold significant equity interests and certain other service providers may be subject to an excise tax if they receive payments or benefits in connection with a change in control of our Company that exceed certain prescribed limits, and that we (or a successor) may forfeit a deduction on the amounts subject to this additional tax. Section 409A of the Internal Revenue Code imposes significant additional taxes in the event that an employee, including a named executive officer, director, or service provider receives “nonqualified deferred compensation” that does not satisfy the conditions of Section 409A.
We have not agreed and are not otherwise obligated to provide any named executive officer with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Internal Revenue Code.
Accounting for Stock-Based Compensation.
We follow the FASB ASC Topic 718 for our stock-based compensation awards. ASC 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. This calculation is performed for accounting purposes and reported in the compensation tables that accompany this CD&A, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that the recipient of the award is required to render service in exchange for the award.

Report of the Compensation Committee

This report of the Compensation Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Securities and Exchange Commission regulations. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and, through incorporation by reference, in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.

Submitted by The Compensation Committee of the Board of Directors

Karin Eastham (Chair)
Robert Epstein M.D., M.S.
Jens Holstein

Summary Compensation Table
The following table provides information concerning compensation awarded to, earned by, or paid to each of our named executive officers for 2019, 2020 and 2021.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Marc Stapley	2021	350,000	—	2,521,717	2,569,723	297,500	3,000	5,741,940
Chief Executive Officer
Jane Alley	2021	300,514	—	159,212	730,990	94,500	3,000	1,288,216
Vice President, Accounting
Bonnie H. Anderson	2021	650,000	—	1,151,368	2,161,225	552,500	3,000	4,518,093
Co-Founder and Executive Chair	2020	625,000	—	2,454,926	864,419	625,000	2,000	4,571,345
	2019	580,000	75,400	2,393,663	606,300	504,600	2,000	4,161,963
Rebecca Chambers	2021	204,807	100,000	1,237,510	1,741,684	95,036	3,000	3,382,037
Chief Financial Officer
James Erlinger III	2021	236,833	—	431,763	435,450	—	111,707	1,215,753
Former Executive Vice President and General Counsel	2020	400,000	—	2,623,425	—	95,000	—	3,118,425
Giulia C. Kennedy	2021	469,050	—	719,605	1,225,763	219,281	3,000	2,636,699
Global Chief Scientific and Chief Medical Officer	2020	451,000	1,950	863,315	304,245	248,050	2,000	1,870,560
	2019	421,000	33,107	638,310	808,400	221,593	2,000	2,124,410
Keith Kennedy (4)	2021	178,875	—	863,526	1,370,913	—	241,500	2,654,814
Chief Operating Officer and Chief Financial Officer	2020	450,000	12,500	863,315	304,245	247,500	148,357	2,025,917
	2019	432,000	32,175	638,310	1,268,400	215,325	187,466	2,773,676

(1)	The amounts in this column represent bonuses awarded at the discretion of our Board of Directors above the amounts earned by meeting the performance measures established under our 2021 Bonus Plan. For more information see "—Compensation Discussion and Analysis-2021 Bonus Plan Awards."

(2)
Amounts represent the aggregate fair value of the awards computed as of the grant date of each award in accordance with Topic 718 for financial reporting purposes, rather than amounts paid to or realized by the named individual. Our assumptions with respect to the calculation of these values are set forth in the Notes to Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. There can be no assurance that option awards will be exercised or that RSUs will settle (in which case no value will be realized by the individual) or that the value on exercise of options or settlement of RSUs will approximate the fair value as computed in accordance with Topic 718. We computed the grant date fair value of PSU awards based on our achievement of the PSU awards' performance conditions at 100% of target.

(3)
Other income includes matching contributions to 401(k) plans in an amount up to $3,000 per year for 2021 and $2,000 per year for 2020 and 2019. Other income for Ms. Chambers includes a sign-on bonus of $100,000. Other compensation includes severance and COBRA payments in the amount of $238,500. Other income for Mr. Kennedy also includes assistance with travel and living expenses associated with his commuting to our executive offices in South San Francisco, California as described in footnote (4) below.

(4)	Pursuant to the terms of his employment agreement, Mr. Kennedy was entitled to travel and living expense assistance in connection with his commuting to our executive offices in South San Francisco, California. In 2020 and 2019, these amounts totaled $146,357 and, $185,466, respectively, for reimbursed expenses for airline travel, parking, transportation and related travel incidentals, and living expense and tax gross-up paid for such expenses. Mr. Kennedy retired from our company, effective May 15, 2021.

Grants of Plan-Based Awards Table

The following table provides information concerning each grant of an award made in 2021 for each of our named executive officers under any plan. This information supplements the information about these awards set forth in the Summary Compensation Table.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)	Estimated Future Payouts Under Equity Incentive Plan Awards(2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Type of Award	Grant Date	($)	(#)
Marc Stapley	Cash		600,000	—	—	—	—	—
	Options(4)	6/1/2021	—	—	—	138,051	36.60	251,717
	RSUs(5)	6/1/2021	—	—	46,807	—	—	1,713,136
	PSUs(6)	6/1/2021	—	26,404	—	—	—	856,586
Beverly Jane Alley	Cash		105,000	—	—	—	—	—
	Options(4)	4/1/2021	—	—	—	6,000	52.72	159,212
	RSUs(5)	2/10/2021	—	—	7,000	—	—	535,080
	RSUs(7)	5/15/2021	—	—	5,500	—	—	195,910
Bonnie H. Anderson	Cash		650,000	—	—	—	—	—
	Options(4)	2/26/2021	—	—	—	40,000	58.06	1,151,368
	RSUs(5)	2/26/2021	—	—	20,000	—	—	1,161,200
	PSUs(6)	2/26/2021	—	17,224	—	—	—	1,000,025
Rebecca Chambers	Cash		247,500	—	—	—	—	—
	Options(4)	7/19/2021	—	—	—	67,000	36.59	1,237,510
	RSUs(5)	7/19/2021	—	—	34,000	—	—	1,244,060
	PSUs(6)	7/19/2021	—	13,600	—	—	—	497,624
James Erlinger III(8)	Cash		130,258	—	—	—	—	—
	Options(4)	2/26/2021	—	—	—	15,000	58.06	431,763
	RSUs(5)	2/26/2021	—	—	7,500	—	—	435,450
Giulia C. Kennedy	Cash		257,978			—	—	—
	Options(4)	2/26/2021	—	—	—	25,000	58.06	719,605
	RSUs(5)	2/26/2021	—	—	12,500	—	—	725,750
	PSUs(6)	2/26/2021	—	8,612	—	—	—	500,013
Keith Kennedy(8)	Cash		98,381	—	—	—	—	—
	Options(4)	2/26/2021	—	—	—	30,000	58.06	863,526
	RSUs(5)	2/26/2021	—	—	15,000	—	—	870,900
	PSUs(6)	2/26/2021	—	8,612	—	—	—	500,013

(1) Reflects target bonus amounts for 2021 performance under our 2021 bonus plan, as described in “—Compensation Discussion and Analysis-2021 Bonus Plan Awards.” These amounts do not necessarily correspond to the actual amounts that were received by our named executive officers. 2021 bonus plan awards did not provide for threshold or maximum amounts.

(2) Reflects target amounts for 2021 PSUs awards, as described in “—Compensation Discussion and Analysis—Equity Compensation.” 2021 PSU awards did not provide for threshold or maximum amounts.

(3) The amounts reported in this column represent the grant date fair value of each award as computed in accordance with ASC 718. Note that the amounts reported in these columns reflect the accounting cost for these awards and do not correspond to the actual economic value that may be received by our named executive officers from the awards.
(4) The stock option vests at a rate of 1/4th of the total number of shares of common stock underlying the stock option on the one-year anniversary of the vesting commencement date, and vests at a rate of 1/48th of the total number of shares of common stock underlying the stock option each month following such one-year anniversary. The stock option is subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(5) The RSUs vest at a rate of 1/4th of the total number of RSUs on the one-year anniversary of the vesting commencement date, and vest at a rate of 1/16th of the total number of RSUs on each quarter thereafter. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(6) 1/3 of the total number of PSUs will vest on the first anniversary of the grant subject to the certification of achievement of the performance metrics and 2/3 of the total number of PSUs will vest on the two-year anniversary of the grant subject to the certification of achievement of the performance metrics and the continued service of the applicable executive. The PSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(7) 100% of RSUs subject to this award vest on the earlier of May 15, 2022 or the appointment of a new Chief Financial Officer and Ms. Alley ceases to be the principal accounting officer of the company. The RSUs are subject to acceleration upon certain events as described in “—Potential Payments upon Termination or Change in Control.”
(8) Mr. Kennedy and Mr. Erlinger left the Company in May and July 2021, respectively.

2021 Outstanding Equity Awards at Fiscal Year-End
The following table provides information concerning the outstanding and unexercised stock options, outstanding RSUs and outstanding PSUs that have not vested for each named executive officer as of December 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (4)	Equity Awards: Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($) (4)
Marc Stapley	6/1/2021	—	138,051		$36.60	6/1/2031	46,807	$1,928,448		23,404	$964,245

Beverly Jane Alley	2/10/2021	—	—		—	—	7,000	$288,400		—	—
	4/1/2021	—	6,000		$52.72	4/1/2031	—	—		—	—
	5/15/2021	—	—		—	—	5,500	$226,600	(5)	—	—

Bonnie H. Anderson	2/19/2014	140,000	—		$14.34	2/18/2024	—	—		—	—
	3/2/2015	1,844	—		$8.86	3/1/2025	—	—		—	—
	3/14/2016	166,117	—		$5.61	3/13/2026	—	—		—	—
	3/3/2017	310,000	—		$9.05	3/2/2027	—	—		—	—
	3/2/2018	210,937	14,063		$5.98	3/1/2028	—	—		—	—
	3/2/2018	—	—		—	—	1,875	$77,250		—	—
	2/28/2019	159,375	65,625		$20.21	2/27/2019	9,375	$386,250		—	—
	2/28/2020	88,229	104,271		$24.69	2/27/2030	18,563	$764,796		—	—
	5/11/2020	—	10,920	(2)	$26.55	5/10/2030	1,870	$77,044	(6)	—	—
	2/26/2021	—	40,000		$58.06	2/26/2031	20,000	$824,000		17,224	$709,629

Rebecca Chambers	7/19/2021	—	67,000		$36.59	7/19/2031	34,000	$1,400,800		13,600	$560,320

James Erlinger III	—	—	—		—	—	—	—		—	—

Giulia C. Kennedy	3/2/2018	—	—		—	—	588	$24,226		—	—
	3/2/2018	—	4,407		$5.98	3/1/2028	—	—		—	—

Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)		Equity Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (4)	Equity Awards: Market Value or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($) (4)
	2/28/2019	1,250	17,500	$20.21	2/27/2029	—	—		—	—
	2/28/2019	—	—	—	—	24,000	$988,800	(7)	—	—
	2/28/2019	—	—	—	—	2,500	$103,000		—	—
	2/28/2020	1,458	37,917	$24.69	2/27/2030	6,750	$278,100		—	—
	2/26/2021	—	25,000	$58.60	2/26/2031	12,500	$515,000	(6)	8,612	$354,814

Keith Kennedy	—	—	—	—	—	—	—		—	—

(1)	Except as otherwise noted, options become exercisable as to 25% of the shares on the first anniversary of the grant date, and the remaining shares vest at a rate of 1/48th of the total number of shares subject to the options each month thereafter. The options have a term of ten years, subject to earlier termination upon termination of employment. The options are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(2)	The option shall become exercisable on the 24-month anniversary of the vesting commencement date. The option is subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(3)	Based on a price of $41.02 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2021. Except as otherwise noted, RSUs vest and settle as to 25% of the units on the first anniversary of the grant date, and the remaining RSUs vest and settle at a rate of 1/16th of the total number of shares subject to the units each quarter thereafter. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(4)	Based on a price of $41.02 per share, which was the closing price per share of our common stock as reported by The Nasdaq Global Market on December 31, 2021 and assuming the PSU awards' performance conditions are achieved at 100% of target. The PSUs do not have staggered levels of achievement. 1/3 of the total number of PSUs will vest on the first anniversary of the grant subject to the certification of achievement of the performance metrics and 2/3 of the total number of PSUs will vest on the two-year anniversary of the grant subject to the certification of achievement of the performance metrics and the continued service of the applicable executive. The PSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(5)	100% of RSUs subject to this award vest on the earlier of May 15, 2022 or the appointment of a new Chief Financial Officer and Ms. Alley ceases to be the principal accounting officer of the company, The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(6)	100% of RSUs vest on the eighteen-month anniversary of the vesting commencement date, and for Ms. Anderson, 100% of RSUs shall vest on the 24-month anniversary of the vesting commencement date. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

(7)	The RSUs vest 25% on February 28, 2021 and 75% on February 28, 2022. The RSUs are subject to acceleration upon certain specified events; for more information, see “—Potential Payments upon Termination or Change in Control” below.

Stock Option Exercises and Stock Vested Table

The following table presents, for each of our named executive officers, the number of shares of our common stock acquired upon the exercise of stock options or vesting and settlement of RSUs and PSUs during 2021 and the aggregate value realized upon the exercise of stock options and the vesting and settlement of RSUs and PSUs.

	Stock Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Marc Stapley	—	—	—	—
Beverly Jane Alley	—	—	—	—
Bonnie H. Anderson	135,351	5,505,588	104,437	6,163,800
Rebecca Chambers	—	—	—	—
James Erlinger III	43,750	606,742	—	—
Giulia C. Kennedy	70,313	1,899,895	42,900	2,559,976
Keith Kennedy	100,646	1,981,915	38,144	2,374,400

(1)	The value realized on exercise is calculated as the difference between the fair market value of our common stock on the date of exercise and the applicable exercise price of those options.

(2)	The aggregate value realized upon the vesting and settlement of an RSU or PSU is based on the closing price on the Nasdaq Global Market of a share of common stock on the date prior to the day of vesting.

Employment or Letter Agreements

Marc Stapley

We entered into an employment agreement with Mr. Stapley, our Chief Executive Officer, on May 2, 2021. The agreement provides for base salary, subject to periodic review. Under the employment agreement, Mr. Stapley is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our Board of Directors and a grant of restricted stock. We have also entered into a change of control and severance agreement with Mr. Stapley that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.

Bonnie H. Anderson

We entered into an employment agreement with Ms. Anderson, our co-founder and Executive Chair, in connection with her transition from Chief Executive Officer to Executive Chair, on May 28, 2021 (the “Executive Chair Agreement”). The agreement provides for base salary and an annual bonus, subject to periodic review. We have also entered into a change of control and severance agreement with Ms. Anderson, most recently amended in July 2019 (the “Anderson Change in Control Agreement”) that provides for certain payments and benefits upon a qualifying termination of employment, and which was modified by her Executive Chair Agreement. See “—Potential Payments upon Termination or Change in Control” below for more information.

Pursuant to her Executive Chair Agreement, Ms. Anderson continued to receive payment of her then-current base salary of $650,000 through December 31, 2021, and remained eligible to participate in our annual bonus plan for 2021, with a target annual bonus of 100% of her base salary.

On April 20, 2022, the Executive Chair Agreement was amended (the “Amended Anderson Agreement”), providing for a base salary for Ms. Anderson of $500,000 through December 31, 2022, and eligibility to participate in our annual bonus plan for 2022, with a target annual bonus of 50% of her base salary.

Ms. Anderson’s outstanding equity awards of stock options, RSUs and PSUs continue to vest subject to Ms. Anderson’s continued service to us. While she is Executive Chair, Ms. Anderson continues to be eligible to participate in our benefit programs.

Rebecca Chambers

We entered into an amended and restated offer letter with Ms. Chambers, our Chief Financial Officer, on August 15, 2021. The letter provides for base salary, subject to periodic review. Under the employment agreement, Ms. Chambers is also eligible to earn a bonus based on criteria and terms and conditions as may be established by our Board of Directors, as well as a grant of restricted stock units, stock options and performance-based stock units. We have also entered into a change of control and severance agreement with Ms. Chambers that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.

Giulia C. Kennedy

We entered into an offer letter with Ms. Kennedy, our Chief Scientific and Medical Officer, on March 10, 2008. This offer letter provides for a base salary, subject to periodic review. Under the offer letter, Ms. Kennedy is also eligible to earn a bonus based on specified criteria and an option grant. We have also entered into a change of control and severance agreement with Ms. Kennedy that provides for certain payments and benefits upon a qualifying termination of employment. See “—Potential Payments upon Termination or Change in Control” below for more information.

Beverly Jane Alley

In February 2022, we announced that Beverly Jane Alley, our Vice President and Chief Accounting Officer, would become our Vice President, Accounting, and continue to serve in such capacity until June 30, 2022. Accordingly, on February 21, 2022, we entered into a Letter Agreement with Ms. Alley, pursuant to which, following her departure on June 30, 2022, Ms. Alley will receive an additional three months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Keith Kennedy

In April 2021, we announced that Keith Kennedy, our former Chief Financial Officer and Chief Operating Officer, would retire from the company, effective May 15, 2021. We agreed to provide Mr. Kennedy six months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, consistent with his change of control and severance agreement. See “—Potential Payments upon Termination or Change in Control” below for more information.

James Erlinger III

In July 2021, we announced that James Erlinger III, our former Executive Vice President, General Counsel and Secretary, retired from the Company. We agreed to provide Mr. Erlinger three months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, consistent with his change of control and severance agreement. See “—Potential Payments upon Termination or Change in Control” below for more information.
Potential Payments upon Termination or Change in Control
We have entered into change of control and severance agreements with each of our named executive officers.
Each of these agreements has an initial term of four years, which term automatically renews for additional one‑year periods unless either party provides written notice of non-renewal at least 60 days prior to the date of automatic renewal and which term extends for one year from a “change of control,” as defined in the agreement, if such change of control occurs within the final 12 months of the initial term or the term as extended through automatic renewal.
Outside of a Change in Control
Pursuant to each of the agreements, if the named executive officer is terminated by us without “cause” (as defined in the agreement), or terminates his or her employment for “good reason” (as defined in the agreement), each outside the period beginning two months prior to and ending 12 months following a change of control, or the “change of control period” (as defined in the agreement), he or she is entitled to the following benefits:
Mr. Stapley: (i) 12 months of salary continuation from the termination date and (ii) a lump sum payment equal to his prorated annual bonus for the applicable performance period based on actual corporate performance.
Ms. Anderson: Ms. Anderson did not receive any severance or other payments as a result of her resignation as our Chief Executive Officer and appointment as Executive Chair. Pursuant to her Executive Chair Agreement, through December 31, 2021, the Anderson Change in Control Agreement remained unchanged, except that its definition of “good reason” was modified to remove protection of duties and responsibilities. Accordingly, if Ms. Anderson had been terminated in 2021 without “cause” or resigned for “good reason” (as modified), Ms. Anderson would have been entitled to (i) 12 months of salary continuation from the termination date, (ii) a lump sum payment equal to her prorated annual bonus for the applicable performance period based on actual corporate performance and (iii) accelerated vesting equal to 50% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance), along with the extension of the post-termination exercise period of such awards to 24 months after the termination date.
As set forth in her Executive Chair Agreement, the vesting acceleration described above lapsed on January, 1 2022. However, the Amended Anderson Agreement provides for full acceleration with respect to Ms. Anderson’s March 2022 awards of 17,667 restricted stock units and a stock option to purchase 32,195 shares of common stock upon the earlier to occur of (i) Ms. Anderson’s involuntary termination other than for cause or (ii) a change in control.
Ms. Chambers, Mr. Kennedy, Dr. Kennedy and Mr. Erlinger: six months of salary continuation from the termination date.
Ms. Alley: Ms. Alley does not have a severance and change in control agreement. However, Ms. Alley’s RSU award granted in connection with her promotion to Acting Chief Financial Officer in May 2021 will vest in full on May 15, 2022, or earlier in the event (i) there is a change in control of Veracyte or (ii) a new Chief Financial Officer is appointed and she ceases to serve as Veracyte’s Principal Accounting Officer or (iii) Ms. Alley’s employment is terminated without “cause” or she resigns for “good reason.” As Ms. Alley had no longer served as acting Chief Financial Officer upon appointment of Ms. Chambers in July 2021, her RSU award vested on March 1, 2022 upon further ceasing to serve as the Principal Accounting Officer. In addition, as noted above, Ms. Alley will receive three months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, following her departure on June 30, 2022.
During Change in Control Period
Pursuant to each of these agreements, if the named executive officer is terminated by us without cause, or terminates his or her employment for good reason each during the change of control period, he or she is entitled to the following benefits:
Mr. Stapley: (i) a lump sum severance payment equal to 24 months of salary from the termination date, (ii) a lump sum payment equal to 200% of the highest of his (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Ms. Anderson: (i) a lump sum severance payment equal to 24 months of salary from the termination date, (ii) a lump sum payment equal to 200% of the highest of her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance). In addition, in the event a change in control occurs, and at such time Ms. Anderson is serving as a member of our Board of Directors but is no longer employed as Executive Chair, then she will be entitled to immediate acceleration of all her then-outstanding and unvested stock options, RSUs and PSUs.
Ms. Chambers, Mr. Kennedy and Dr. Kennedy, and Mr. Erlinger: (i) a lump sum severance payment equal to 18 months of salary from the termination date, (ii) a lump sum payment equal to 150% the highest of his or her (A) annual target bonus for the year in which the change of control occurs, (B) annual target bonus for the year in which the termination occurs, or (C) actual bonus for the year prior to the year in which the termination occurs and (iii) accelerated vesting equal to 100% of any outstanding equity awards (and with respect to equity awards subject to performance, assuming “target” level performance).
Further, in either of the above situations, each named executive officer with a Change in Control Agreement, will also be reimbursed (or receive payments in lieu of such reimbursements) if he or she elects and pays to continue health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985, for any premiums paid for continued health benefits for the executive and his or her eligible dependents until the earlier of (i) the end of the salary continuation period date or (ii) the date upon which the executive and his or her eligible dependents become covered under similar plans.
Ms. Alley: Ms. Alley does not have a severance and change in control agreement. However, as noted above, Ms. Alley’s RSU award granted in connection with her promotion to Acting CFO in May 2021 will vest in full on May 15, 2022, or earlier in the event (i) there is a change in control of Veracyte or (ii) a new CFO is appointed and she ceases to serve as Veracyte’s Principal Accounting Officer or (iii) Ms. Alley’s employment is terminated without “cause” or she resigns for “good reason.” In addition, as noted above, Ms. Alley will receive three months’ salary and continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, following her departure on June 30, 2022.
The receipt of the above described benefits is subject to the named executive officer executing a release of certain claims against us.

The following table illustrates the potential payments and benefits our NEOs would be entitled to upon termination of employment or a Change in Control ("CIC”) under each situation listed below. The potential payments assume that the termination and/or termination resulting from a CIC occurred on December 31, 2021, and, where applicable, use the closing price of our Common Stock of $41.20 on December 31, 2021. The table is merely an illustrative example of the impact of a hypothetical termination of employment or change in control and qualifying termination. The amounts that would actually be paid upon a termination of employment can only be determined at the time of such termination, based on the facts and circumstances then prevailing. In the case of Mr. Kennedy and Mr. Erlinger, this table reflects amounts actually paid upon their terminations of service.
The receipt of the above described benefits is subject to the named executive officer executing a release of certain claims against us.

	Upon Qualifying Termination - No Change in Control				Upon Qualifying Termination - Change in Control
Name	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)	Cash Severance ($)(1)	Continuation of Medical Benefits ($)	Value of Accelerated Vesting ($)(2)	Total ($)
Marc Stapley	897,500	35,548	—	933,048	2,400,000	71,096	3,527,728	5,998,824

Jane Alley	—	—	—	—	—	—	226,600	226,600

Bonnie H. Anderson	1,202,500	13,893	3,296,614	4,513,007	2,600,000	27,786	6,593,228	9,221,014

Rebecca Chambers	225,000	20,143	—	245,143	1,046,250	60,429	2,269,990	3,376,669

James Erlinger III	101,500	7,207	—	108,707	—	—	—	—

Giulia C. Kennedy	234,525	11,848	—	246,373	1,090,541	35,543	3,412,489	4,538,573

Keith Kennedy	238,500	—	—	238,500	—	—	—	—

1	The severance amount related to base salary was determined based on the base salaries in effect on December 31, 2021.
2	The value of accelerated vesting is calculated based on the per share closing price of our common stock on The Nasdaq Stock Market as of December 31, 2021 ($41.20) less, if applicable, the exercise price of each outstanding stock option.

CEO Pay Ratio

Under rules adopted pursuant to the Dodd-Frank Act, we are required to calculate and disclose the total compensation paid to our median paid employee, as well as the ratio of the total compensation paid to the median employee as compared to the total compensation paid to our Chief Executive Officer (the “CEO Pay Ratio”). The paragraphs that follow describe our methodology and the resulting CEO Pay Ratio.

Measurement Date

We identified the median employee using our employee population on December 31, 2021 (including all employees, whether employed on a full-time, part-time, seasonal or temporary basis). We did not include any contractors or other non-employee workers in our employee population.

Consistently Applied Compensation Measure (“CACM”)

Under the relevant rules, we are required to identify the median employee by use of a “consistently applied compensation measure,” or CACM. We chose a CACM that closely approximates the annual target total direct compensation of our employees. Specifically, we identified the median employee by aggregating, for each employee: a) annual base pay for 2021, b) annual target cash incentive opportunity for 2021, and c) the grant date fair value for equity awards granted in 2021. Cash compensation for new hire employees that commenced employment in 2020 was annualized to reflect a full year.

Methodology and Pay Ratio

On December 31, 2021, the determination date, our principal executive officer was Mr. Marc Stapley, our Chief Executive Officer. For 2021, the total annual compensation for Mr. Stapley, for purposes of this CEO Pay Ratio disclosure as described below, was $6,204,440. The total annual compensation of our median employee in 2021 was $112,319. The ratio of these two amounts is approximately 55:1.

The annual total compensation for our Chief Executive Officer in the pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table because Mr. Stapley was appointed Chief Executive Officer in June 2021. Because Mr. Stapley served as Chief Executive Officer for less than the full year, we annualized his compensation for 2021, as reported in the Summary Compensation Table, as provided by Item 402(u) of Regulation S-K. We annualized Mr. Stapley’s compensation as follows:

Pay Component	Actual Value Disclosed in the Summary Compensation Table	Amount as Adjusted for Purposes of CEO Pay Ratio Disclosure	Reason for Adjustment
Salary	$350,000	$600,000	Annualized salary
Stock Awards	2,569,723	2,569,723	No Adjustment
Option Awards	2,521,717	2,521,717	No Adjustment
Non-Equity Incentive Plan	297,500	510,000	Represents NEIP opportunity of 100% of base salary, at 85% corporate achievement
All Other Compensation	3,000	3,000	No Adjustment
Total	$5,741,940	$6,204,440

Our CEO Pay Ratio increased from the 2020 ratio due to our significant international expansion and our recruitment of Mr. Stapley to join as Chief Executive Officer, including the grant of a customary initial equity award. In connection with the consummation of the Decipher and HalioDx acquisitions, we expanded our employee base significantly and gained dozens of international employees where prevailing compensation practices differ from U.S. practice. In addition, as discussed above, we recruited Marc Stapley to join as our Chief Executive Officer in June 2021; to attract an executive with Mr. Stapley’s breadth and depth of industry and executive expertise, we, with the assistance of our independent compensation consultant, sought to make a competitive offer in line with industry trends and executive compensation from our peer companies, including a significant initial equity award, which exceeded the amount of customary annual equity awards. As a result of these changes, which we believe will help advance our international growth and stockholders’ interests, our median employee compensation was lower in 2021 than 2020, and our Chief Executive Officer compensation was higher, resulting in a higher CEO Pay Ratio.

This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with SEC rules, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. Neither the Compensation Committee nor management of the company used the CEO Pay Ratio measure in making compensation decisions.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). Consequently, our directors are not personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•any breach of the director’s duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our amended and restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the DGCL and allow us to indemnify other employees and agents as authorized by the Board of Directors or by the action of a committee of the Board of Directors or designated officers established by or designated in resolutions approved by the Board of Directors. Subject to certain limitations, our amend and restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain other employees, in addition to the indemnification provided for in our restated certificate of incorporation and amended and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and certain other employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and certain other employees for the defense of any action for which indemnification is required or permitted.

We believe that provisions of our restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified directors, officers and employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and amended and restated bylaws or in these indemnification agreements may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Rule 10b5-1 Sales Plans

Certain of our directors and executive officers have adopted written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued under our equity compensation plans as of December 31, 2021:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)
Plan Category
Equity compensation plans approved by security holders	3,520,586 (2)	$19.87	5,908,494	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	3,520,586	$19.87	5,908,494

(1) The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of performance stock units and restricted stock units, since such units have no exercise price.

(2) Excludes purchase rights accruing under the Amended and Restated Veracyte, Inc. Employee Stock Purchase Plan (the "ESPP").

(3) Consists of 4,418,364 shares available for issuance under our 2008 Stock Plan and 2013 Stock Incentive Plan, and 1,490,130 shares available for purchase under our ESPP.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The audit committee acts pursuant to a written charter that was adopted by the Board of Directors. Each member of the audit committee qualifies as “independent” under the current listing requirements of The Nasdaq Stock Market.
In performing its functions, the audit committee acts in an oversight capacity and necessarily relies on the work and assurances of Veracyte’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm, who, in their report, express an opinion on the conformity of Veracyte’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the audit committee to plan or conduct audits, to determine that Veracyte’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess or determine the effectiveness of Veracyte’s internal control over financial reporting.
Within this framework, the audit committee has reviewed and discussed with management our audited financial statements as of and for the year ended December 31, 2021. The audit committee has also discussed Auditing Standard No. 1301 adopted by the Public Company Accounting Oversight Board (United States) regarding “Communications with Audit Committees.” In addition, the audit committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.
Based upon these reviews and discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2021.

Audit Committee

Karin Eastham
Kevin K. Gordon (Chair)
Jens Holstein
Evan Jones

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements of our directors and named executive officers discussed elsewhere in this Proxy Statement, the following is a description of transactions since January 1, 2021, to which we have been or will be a party, and in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with, or immediate family members of, any of the foregoing, had or will have a direct or indirect material interest.
Decipher Acquisition
On February 2, 2021, we entered into an Agreement and Plan of Merger to acquire Decipher, a Delaware corporation, for an aggregate consideration of $600 million in cash, subject to customary purchase price adjustments (the “Merger”), and we completed the Merger on March 12, 2021. Dr. Tina S. Nova, Ph.D. and Dr. Robert S. Epstein, M.D., M.S. served on the board of directors of Decipher prior to the Merger, with Dr. Nova additionally serving as President and Chief Executive Officer of Decipher. Pursuant to our related party transactions policy, Dr. Nova and Dr. Epstein recused themselves from all discussions of our Board of Directors related to the Merger, and the Merger was approved by each of the non-interested members of our Board of Directors. In connection with the Merger, certain Decipher equity awards held by Dr. Nova and Dr. Epstein were fully-accelerated pursuant to their terms and certain incentive bonus payments were made to Dr. Nova pursuant to a management incentive plan established by the Decipher board of directors, resulting in payments of approximately $26.5 million and $1.4 million to each of them, respectively. Dr. Nova now serves as President of our CLIA U.S. business.

Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.
Related Party Transaction Approval

We have a formal policy that our executive officers, directors, director nominees, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a transaction in which we are or will be a party and in which the amount involved exceeds $120,000 without the prior consent of our audit committee. Any request for us to enter into such a transaction must first be presented to our audit committee, or if a member of our audit committee is involved in the transaction, to the disinterested and independent members of our Board of Directors for review, consideration and approval. In approving or rejecting any such proposal, the disinterested and independent members of our Board of Directors will consider all relevant facts and circumstances reasonably available to them.
ADDITIONAL INFORMATION
Stockholder Proposals for the 2023 Annual Meeting

If a stockholder wishes to present a proposal to be considered for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders, the proponent and the proposal must comply with the proxy proposal submission rules of the SEC. One of the requirements is that the proposal be received by our Secretary no later than December 27, 2022. Proposals we receive after that date will not be included in the proxy statement. We urge stockholders to submit proposals by Certified Mail - Return Receipt Requested.

A stockholder proposal not included in our proxy statement for the 2023 Annual Meeting will not be eligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our Bylaws. To be timely, our Bylaws provide that we must have received the stockholder’s notice by February 15, 2023 and no later than March 17, 2023, or not more than 120 days nor less than 90 days prior to the first anniversary date of the preceding year’s annual meeting; however, if we have not held an annual meeting in the previous year or the date of the annual meeting is called for a date that is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting, we must have received the stockholder’s notice not later than the close of business on the later of the 90th day prior to the date of the scheduled annual meeting or the 10th day following the earlier of the day on which notice of the annual meeting date was mailed or the day of the first public announcement of the annual meeting date. An adjournment or postponement of an annual meeting will not commence a new time period or extend any time period for the giving of the stockholder’s notice described above. The stockholder’s notice must set forth, as to each proposed matter, the information required by our Bylaws. The presiding officer of the meeting may refuse to acknowledge any matter not made in compliance with the foregoing procedure.

“Householding” - Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are our stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting Broadridge by calling (866) 540-7095 or writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

OTHER MATTERS
The Board of Directors does not know of any other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxy holders will vote in accordance with their judgment unless you direct them otherwise. Whether or not you intend to attend the Annual Meeting, we urge you to vote by telephone, the internet, or by signing and mailing the enclosed proxy or voting instruction form promptly.
Our Annual Report on Form 10-K for the year ended December 31, 2021 has been provided with this Proxy Statement. We will furnish without charge, upon written request of any person who was a stockholder or beneficial owner of our common stock on the close of business on the Record Date, copies of exhibits to our Annual Report on Form 10-K, but will charge a reasonable per page fee. Written requests should be sent to: Investor Relations, Veracyte, Inc., 6000 Shoreline Court, Suite 300, South San Francisco, California 94080. Our Annual Report on Form 10-K and exhibits are also available at https://www.sec.gov/Archives/edgar/data/1384101/000138410122000028/0001384101-22-000028-index.htm.